UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒    Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12
Matrix Service Company
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MATRIX SERVICE COMPANY

2021 ANNUAL MEETING & PROXY STATEMENT

PURPOSE

Working to build a better future, improve quality of life, and create long-term value for our people, business partners, shareholders, and communities.

VISION

To be the company of choice for engineering, constructing, and maintaining the energy and industrial infrastructure that people rely on around the world.

VALUES

COMMITMENT TO SAFETY

INTEGRITY

POSITIVE RELATIONSHIPS

STEWARDSHIP

COMMUNITY INVOLVEMENT

DELIVER THE BEST

MATRIX SERVICE COMPANY

From the Board Chair

FELLOW STOCKHOLDERS,

It is my pleasure to invite you to join us for Matrix Service Company's 2021 Annual Meeting of Stockholders, which will be webcast on Tuesday, November 2, 2021, at 11:00 a.m., Central Time. The 2021 Annual Meeting of Stockholders will once again be hosted virtually, creating opportunity for greater shareholder participation with the same rights and opportunities to participate as an in-person meeting. Information about how to participate can be found on the Notice of 2021 Annual Meeting of Stockholders in this Proxy Statement.

Details about the Annual Meeting, nominees for election to the Board of Directors and other matters to be acted upon at the Annual Meeting are presented in the Notice of 2021 Annual Meeting of Stockholders and Proxy Statement that follow. I encourage you to participate and to also communicate with the Company's leadership team and with us on a regular basis.

Whether or not you plan to attend the Annual Meeting, please authorize your proxy as soon as possible so that your stock may be represented at the meeting.

As your elected representatives, the Board of Directors of Matrix Service Company works with Company leadership to govern with integrity and transparency and do so in a manner that results in growth and sustainable shareholder value while also safeguarding the Company for all stakeholders during difficult periods.

Throughout fiscal 2021, companies across the energy and industrial markets continued to delay major capital project awards and starts which negatively impacted Matrix's financial performance. During this time, the Company's leadership, employees, and Board stayed focused on the things we could control.

Matrix maintained a strong balance sheet without compromising the resources needed to deliver world-class safety performance and quality. The Company continued to streamline and fortify the business to ensure it is positioned to be more competitive, gain greater market share, achieve and sustain top-tier performance, and meet the changing business needs of its clients.

Matrix also made significant progress in the areas of Environmental, Social, and Governance (ESG), publishing its first Sustainability Report, and continued to further embed Diversity, Equity, and Inclusion (DEI) into its culture. Looking forward, the Company remains committed to strengthening and protecting its core businesses and expanding into key new end-markets as it supports its clients' accelerated transition to clean energy. In fiscal 2021, the Company updated its reporting segments to further support these efforts and its diversified business strategy.

In a year that brought unparalleled challenges, I am extremely proud of the leadership and employees of Matrix Service Company and my fellow Board members for their commitment to the Company's clients, employees, communities, and shareholders.

We value and appreciate the input we receive from our investors and look forward to hearing from you. Thank you for your continued trust and support, and for your commitment to Matrix Service Company.

Sincerely,

Jim W. Mogg

Board Chair
September 23, 2021

Notice of 2021 ANNUAL MEETING OF STOCKHOLDERS

11:00 a.m. CT
November 2, 2021
Online link:
VirtualShareholderMeeting.com/MTRX2021

RECORD DATE AND VOTING

You are entitled to vote if you were a stockholder of record at the close of business on September 3, 2021 (the "Record Date"). Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the meeting. There were **26,697,028** shares of our common stock outstanding on the Record Date.

ITEMS OF BUSINESS

1. To elect seven members to our Board of Directors, each for a term extending until our 2022 Annual Meeting of Stockholders or until their successors have been elected or qualified.
2. To ratify our Audit Committee's engagement of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022.
3. To conduct an advisory vote to approve named executive officer compensation.
4. To transact such other business that properly comes before the meeting or any adjournment or postponement thereof.

Stockholders will be able to ask questions during the meeting through the "Ask A Question" text box on the meeting page or by submitting them ahead of the Annual Meeting to **IR@MatrixServiceCompany.com**.

The proxy statement and Annual Report on Form 10-K are available online at **investors.matrixservicecompany.com and proxyvote.com**. The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

- The date and time of the virtual meeting;
- A list of the matters intended to be acted on and our recommendations regarding those matters;
- Any control/identification numbers that you need to access your proxy card; and
- Information about virtually attending the meeting and voting.

By order of the Board of Directors,

PROXY VOTING

Your vote is important. Please vote via proxy promptly so your shares can be represented, even if you plan to virtually attend the Annual Meeting. You can vote by internet, by telephone, or by using the accompanying proxy card.

proxyvote.com **1 800 690 6903** **Proxy card instructions**

COVID-19 UPDATE

Fiscal 2021 was a year defined by significant challenges, none less disruptive than COVID-19, an unprecedented pandemic that took the world by surprise beginning in March 2020.

While our office-based employees transitioned to remote work status, our field-based employees continued the essential work required by our clients to construct and keep North America's critical infrastructure operating.

With most of our office-based employees having returned to the office, as we look back over the last 18 months, we are extremely proud of our swift, immediate action across our network of offices and on our project sites to help protect our people and those with whom we work.

SUSTAINABILITY
THE JOURNEY FORWARD

Since inception, Matrix has provided critical infrastructure services to the energy and industrial markets. As we continue our transformation to support the changing needs of our business, our clients, and our world, we are proud of our reputation for living up to our brand promise to MOVE TO A HIGHER STANDARD, a promise we make every day to our stakeholders, and to ourselves.

Advancing sustainability is integral to our ability to continue to fulfill this promise. Accordingly, we are pleased to announce the publication of our inaugural Sustainability Report, investors.matrixservicecompany.com/ESG. Readers will find more detail of our work in Environment, Social, and Governance (ESG).

SUSTAINABILITY OVERSIGHT STRUCTURE

BOARD OF DIRECTORS
NOMINATING & GOVERNANCE COMMITTEE

PRESIDENT AND CHIEF EXECUTIVE OFFICER

EXECUTIVE STEERING COMMITTEE

SUSTAINABILITY COMMITTEE
ENVIRONMENTAL SOCIAL GOVERNANCE

ENVIRONMENTAL

Matrix recognizes the importance of our role and the influence we have in promoting environmental stewardship to our suppliers, subcontractors, clients, and employeees.

LAYING THE GROUNDWORK. We identified primary Scope 1, 2, and 3 Greenhouse gas (GHG) emissions in accordance with the GHG Protocol Corporate Standard and reported baseline estimates.

We further committed to establishing processes that will allow future reporting using intensity-based metrics, providing for more consistent, comparable, and meaningful reporting. We also reported on our water stewardship and waste minimization.

AS WE MOVE FORWARD IN FORMALIZING OUR STRATEGY AND REPORTING FRAMEWORK, WE WILL:

- **Continue to identify and drive improvement in the areas we control**
- **Establish specific targets and objectives addressing future GHG emissions, water, and waste**
- **Proactively work with our clients to support their GHG reduction targets and sustainability initiatives**
- **Pursue and support projects that advance society's move toward clean energy**
- **Regularly review and improve our policies and procedures related to identification and management of environmental risks, as needed**
- **Ensure compliance with all environmental laws and regulations, including any emerging regulations or policies designed to reduce GHG emissions**

SOCIAL

Our people are at the center of everything we do. They define who we are and how we are perceived. Their expertise, together with their commitment to our culture and core values, differentiates Matrix from others in the marketplace. Fiscal 2021 accomplishments include:

MATRIX
PROUD

ACHIEVEMENT OF A TOTAL RECORDABLE INCIDENT RATE (TRIR) OF 0.28. This record performance, which our teams achieved while adhering to rigorous COVID-19 protocols, represents world class safety as we strive to attain and maintain zero-incident safety performance throughout our operations.

CONTINUATION OF EFFORTS TO EMBED DIVERSITY, EQUITY, AND INCLUSION (DEI) INTO OUR CULTURE through establishment of our employee diversity baseline, continued employee learning, participation in the CEO Action for Diversity & Inclusion, commitment to pay equity, establishment of our Employee Resource Group framework, and use of our social media channels and mobile apps to stand against racism and reinforce our zero-tolerance policy.

ADVANCING A STRONG CULTURE OF LEARNING across the enterprise and enhancement of our Fiscal 2022 training and development objectives to include employee-specific Targeted Training Plans. We also continue to share our expertise with the industry.

ONGOING COMMUNITY SERVICE. Just as our employees, clients, and Company have faced unprecedented challenges during the pandemic, so have our communities. In these times, they have needed the strength and support of strong companies such as Matrix more than ever. Throughout the pandemic, our Company and employees have continued to give back, supporting the building blocks that lead to better quality of life and improve the communities where we live and work.

0.49
FY 2017
0.49
FY 2018
0.59
FY 2019
0.50
FY 2020
FY 2021
0.28

TRIR - WORLD CLASS SAFETY PERFORMANCE

AS WE MOVE FORWARD, WE WILL:

- **Continue to build our reputation as an employer of choice**
- **Broaden our reach to include greater diversity in our recruiting efforts**
- **Create a culture that values diversity and inclusion, and promotes fair and equitable treatment for all people**
- **Focus on the safety, health, and well-being of our employees and our communities through culture, policies, practice, and programs**
- **Promote a culture of learning that allows for personal and professional development**

BOARD COMPOSITION HIGHLIGHTS

GOVERNANCE

ENSURING BEST-IN-CLASS GOVERNANCE PRACTICES. At Matrix, the most important promise we make to our stakeholders is to uphold the highest standards of ethics, integrity, and respect. We know our success depends on our people and our work – on doing the right thing, every time, without exception. As such, we continue to focus on ensuring best-in-class Governance practices.

Our Board of Directors sets high standards for the Company's employees, officers, and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for our shareholders and to oversee the management of the company's business. To fulfill this responsibility, and to discharge its duty, the Board of Directors follows the procedures and standards set forth in its Corporate Governance Guidelines, which are posted on our Investor Relations website.

Further, our Board of Directors and employees complete annual training on our Code of Business Conduct and Ethics, as well as other relevant training addressing issues including Anti-bribery and Anti-Corruption.

Our Board of Directors and employees also complete training focused on Data Privacy and Cyber Security. With these threats on the rise world-wide, we continue to strengthen our policies, procedures, and security awareness training. In Fiscal 2021, efforts resulted in zero data breaches or successful cyberattacks.

In fiscal 2021, as our Company begins to engage in more international work, we also formalized our Human Rights Policy to further underscore our affirmation to upholding the highest possible human rights standards.

MATRIX SERVICE COMPANY
5100 E. Skelly Dr., Ste. 100
Tulsa, OK 74135
PROXY STATEMENT - TABLE OF CONTENTS
i

ii

MATRIX SERVICE COMPANY
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 2, 2021
This proxy statement, along with a proxy card and our 2021 Annual Report, is first being posted online for our stockholders on or about September 23, 2021
SOLICITATION AND REVOCATION OF PROXIES
The Board of Directors (the “Board”) of Matrix Service Company (“Matrix”, the “Company”, “we”, “our” or “us”) solicits your proxy for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment thereof. Due to concerns regarding the novel coronavirus (“COVID-19”) pandemic and to protect the health and safety of our employees and stockholders, the Annual Meeting will be a virtual meeting conducted solely online via live webcast and can be attended by visiting www.virtualshareholdermeeting.com/MTRX2021. This proxy statement and accompanying proxy card were first posted online on or about September 23, 2021. Stockholders of record on September 3, 2021 (the “Record Date”) will be entitled to vote at the Annual Meeting, which will begin promptly at 11:00 a.m. (CT). We encourage you to access the Annual Meeting webcast 15 minutes prior to the start time to provide ample time for check-in and to ensure that you can hear audio prior to the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting, please call the technical support number that will be posted on the virtual annual meeting page for assistance. Technical support will be available 15 minutes prior to the start of the Annual Meeting.
If you properly execute and return the accompanying proxy card or vote your proxy by Internet or telephone, your shares will be voted in accordance with your directions. If your proxy is executed and returned with no directions, those shares will be voted FOR each of the Board's nominees in respect to Proposal 1 and FOR Proposals 2 and 3. In addition, the proxy confers authority on the persons named on the proxy card to vote, at their discretion, on any other matters properly presented at the Annual Meeting. The Board is not currently aware of any other such matters. You may revoke your proxy at any time before it is voted by executing a subsequent proxy and sending it to Justin D. Sheets, Corporate Secretary, Matrix Service Company, 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135, or by a later dated vote by Internet or by telephone. You may also revoke your proxy by attending and voting at the Annual Meeting. Virtual attendance at the meeting will not itself constitute revocation of a proxy.
We are making our proxy materials available by Internet to expedite your receipt of these materials, reduce the cost of printing and distributing the proxy materials and lower the cost and environmental impact of our Annual Meeting. Beginning on September 23, 2021, we mailed or e-mailed to some of you a “Notice of Internet Availability of Proxy Materials” (“E-Proxy Notice”) with instructions on how to access our proxy materials over the Internet (or, at your preference, on how to request paper copies of the materials) and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the E- Proxy Notice.
HOW TO VOTE
You can vote in any of the following ways:
•
Internet. Vote on the Internet at www.proxyvote.com by following the online instructions. If you have Internet access, we encourage you to record your vote on the Internet. The deadline for voting through the Internet is 11:59 p.m. Eastern Time on November 1, 2021.

•
Telephone. Vote by telephone by calling 1-800-690-6903 and following the instructions provided by the recorded message. The deadline for voting by telephone is 11:59 p.m. Eastern Time on November 1, 2021.

•	Mail. If you requested a paper copy of the proxy materials, you may vote by completing, signing, and dating the proxy card and returning it in the enclosed, postage-paid envelope.
•	Meeting. You may attend and vote at the virtual Annual Meeting by:
•	Accessing www.virtualshareholdermeeting.com/MTRX2021;

•	If you are a registered stockholder, have your 16-digit control number located on your E-Proxy Notice or your proxy card (if you received a printed copy of the proxy materials) available; and
•
If you hold your shares in “street name”, have your 16-digit control number provided to you by your bank or broker available. If you hold your shares in “street name” and do not have your 16-digit control number, please contact your bank or broker prior to the Annual Meeting.

To vote prior to the Annual Meeting if you hold your shares in “street name”, follow the instructions of your bank or broker.
We will bear the cost of this solicitation of proxies. In addition to solicitations by mail, our Directors, officers and employees may solicit proxies from stockholders by telephone, electronically or by other means but will receive no additional compensation for such solicitation. We will cause banks and brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock they hold of record. We will reimburse all reasonable out-of-pocket forwarding expenses.

STOCKHOLDERS ENTITLED TO VOTE
At the close of business on the Record Date, there were 26,697,028 shares of our common stock, par value $0.01 per share, outstanding. Each outstanding share of our common stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock as of the Record Date is required for a quorum for the transaction of business.
If you hold your shares through an account with a bank or broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority. This is called a “broker non-vote”.
Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board. Abstentions may be specified on all proposals. The following vote is needed in order for the various proposals to be adopted:
Proposal 1 - Election of Directors: The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. This means that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. With respect to the election of directors, you may vote for or against each nominee. If you do not instruct your broker how to vote with respect to this item, your broker is not permitted to vote your shares with respect to the election of directors. Abstentions and broker non-votes do not count as votes for or against the nominee's election.
Proposal 2 - Ratification of Independent Registered Public Accounting Firm: The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022 will be ratified if a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting vote in favor. If you do not instruct your broker how to vote with respect to this item, your broker is permitted to vote your shares in its discretion with respect to this proposal. Abstentions will have the effect of a vote against the proposal.
Proposal 3 - Advisory Vote on Executive Compensation: The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal. Abstentions will have the effect of a vote against the proposal.

PROPOSAL NUMBER 1:
Election of Directors
Our organizational documents provide that the number of directors on the Board be fixed from time to time by the Board but shall not be less than three nor more than 15 persons. The Board size is currently fixed at seven members. Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.
In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously nominated the seven nominees identified below. The Board recommends that you vote “For” the election of its seven nominees. Proxies solicited by the Board will be voted “For” all seven nominees unless stockholders specify otherwise in their proxies.
If, at the time of the Annual Meeting, any nominee is unavailable, the discretionary authority provided in the proxies solicited by the Board may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and whom the Board may propose to replace such nominee. The Board has no reason to believe that any substitute nominee or nominees will be required.
Each of our directors possesses a combination of attributes that qualifies him or her for service on the Board. The directors were specifically recruited for these attributes, which include business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as accounting, legal and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board being highly effective. The specific skills for each director are listed below:
Board of Directors - Skills Matrix
	Martha Z. Carnes	John D. Chandler	Carlin G. Conner	John R. Hewitt	Liane K. Hinrichs	James H. Miller	Jim W. Mogg
Public Company Board Experience	✔	✔	✔	✔	✔	✔	✔
Strategic Leadership	✔	✔	✔	✔	✔	✔	✔
Financial Expertise/Literacy	✔	✔	✔	✔	✔	✔	✔
Industry Experience	✔	✔	✔	✔	✔	✔	✔
Risk Management Oversight	✔	✔	✔	✔	✔	✔	✔
Environmental, Social and Governance	✔	✔	✔	✔	✔	✔	✔
International Business	✔		✔	✔	✔	✔
Mergers and Acquisitions	✔	✔	✔	✔	✔	✔	✔
Board Composition Highlights
We are committed to policies of inclusiveness and diversity in terms of background and perspective. Therefore, when evaluating candidates, it is the policy of the Nominating and Corporate Governance Committee to consider candidates with diverse backgrounds in terms of knowledge, experience, skills, race, ethnicity, gender and other characteristics.
•	6 out of 7 directors are independent, including a strong, independent Board Chair;
•	2 out of 6 independent directors are women; and
•	2 out of 4 leadership positions are held by women.

Director Nominee Profiles
Martha Z. Carnes
Age: 61 Director Since: July 2017 Committees: • Audit (Chair) • Compensation • Nominating and Corporate Governance
Ms. Carnes retired from PricewaterhouseCoopers LLP (“PwC”) in June 2016, where she had a thirty-four year career with the firm. She was an assurance partner serving large, publicly traded companies in the energy industry. Ms. Carnes held a number of leadership positions with PwC including the Houston office Managing Partner. She also served as PwC's Energy and Mining leader in the United States where she led the firm's energy and mining assurance, tax, and advisory practices. Ms. Carnes also served as one of PwC's Risk Management Partners and was PwC's United States representative on the firm's Global Communities Board. She also serves on the Supervisory Board and is the Lead Independent Director and Chair of the Audit Committee of Core Laboratories N.V., a Netherlands company that provides reservoir description and production enhancement services to the oil and gas industry. In addition, she is a member of the Board of Directors and Chair of the Audit Committee of SunCoke Energy, Inc., whose principal businesses are cokemaking and logistics. Ms. Carnes is also a Member Representative of Ohio Valley Midstream LLC, a member managed limited liability corporation, and she is a member of the Board of Trustees at Texas Children's Hospital and the Board of the Barbara Bush Houston Literacy Foundation. From September 2017 to June 2019, she was a member of the Board of Directors and served on both the audit and conflicts committees of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners LP. Ms. Carnes received her B.B.A. in accounting from the University of Texas at Austin and is a certified public accountant.

Skills and Qualifications:

The specific experience, qualifications, attributes or skills that led to the conclusion Ms. Carnes should serve as a Director include her extensive expertise in financial oversight and financial reporting, and her broad accounting knowledge gained from working with and auditing public companies in the energy industry and her operational and leadership experience at PwC. The Board has determined that Ms. Carnes qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

John D. Chandler
Age: 51 Director Since: June 2017 Committees: • Audit • Compensation (Chair) • Nominating and Corporate Governance
Mr. Chandler has served as Senior Vice President and Chief Financial Officer for The Williams Companies, Inc. (“Williams”) since August 28, 2017. Mr. Chandler served as a director for WPZ GP LLC, the general partner of Williams Partners LP, from September 2017 to August 2018 when Williams Partners LP became a wholly-owned subsidiary of Williams. Mr. Chandler previously served as a director and as chair of the audit committee of USA Compression GP, LLC, the general partner of USA Compression Partners, LP. He also previously served on the board of directors and the audit committee of CONE Midstream GP, LLC, the general partner of CONE Midstream Partners LP, and on the board of directors and audit committee of Green Plains Holdings LLC, the general partner of Green Plains Partners LP. From 2009 until his retirement in March 2014, Mr. Chandler served as Senior Vice President and Chief Financial Officer of Magellan GP, LLC, the general partner of Magellan Midstream Partners, LP. From 2003 until 2009, he served in the same capacities for the general partner of Magellan Midstream Holdings, L.P. From 1999 to 2002, Mr. Chandler was Director of Financial Planning and Analysis and Director of Strategic Development for a subsidiary of Williams. From 1992 to 1999, Mr. Chandler held various accounting and finance positions with MAPCO Inc. Mr. Chandler received his B.S. and B.A. in accounting and finance from the University of Tulsa.

Skills and Qualifications:

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Chandler should serve as a Director include his long history of service in senior corporate leadership positions, his extensive experience in the energy industry, his extensive financial oversight expertise and his understanding of complex financial matters gained from his experience as a CFO of two large publicly traded companies. The Board has determined that Mr. Chandler qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Carlin G. Conner
Age: 53 Director Since: August 2020 Committees: • Audit • Compensation • Nominating and Corporate Governance
Since March 2021, Mr. Conner has served as Chief Executive Officer of International Matex Tank Terminals, Inc. Previously, from April 2020 to March 2021, Mr. Conner served as senior advisor of Riverstone Holdings. He was president, chief executive officer, and a director of SemGroup Corp. (“SemGroup”), a publicly-traded company engaged in gathering, transportation, storage, distribution, marketing and other midstream services primarily in the U.S. and Canada, from April 2014 until January 2020. He also served as chair of the board of directors, president and chief executive officer of the general partner of Rose Rock Midstream, L.P. (“Rose Rock”), a publicly traded master limited partnership and subsidiary of SemGroup, which owned and operated a diversified portfolio of midstream energy assets, from 2014 until September 2016. From 2000 to 2014, Mr. Conner served in various leadership roles with Oiltanking GmbH and affiliates (“Oiltanking”), a German-based independent worldwide storage provider of crude oil, refined petroleum products and liquid chemicals. During his nearly 14 years with Oiltanking, he focused on international business development, operations and strategy. From 2012 to 2014, Mr. Conner served as global managing director of Oiltanking, and he served as chair of the board of directors of the general partner of Oiltanking Partners, L.P., a publicly traded master limited partnership engaged in independent terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas, from 2011 to 2014. From 2012 to 2014, Mr. Conner also served as an executive board member of Marquard & Bahls, AG, the parent company of Oiltanking, where he was instrumental in defining a new strategy for the energy supply, trading, and logistics business across Europe, the Americas, Asia, and Africa. Mr. Conner holds a bachelor's degree in environmental science from McNeese State University.

Skills and Qualifications:

Mr. Conner provides the Board more than 28 years of experience in the midstream industry and executive level experience gained through his services with SemGroup and Oiltanking and their affiliates as described above. He also has substantial board experience related to management and oversight of a publicly-traded master limited partnership. His industry knowledge and board experience allow him to be a valuable contributor to the Board.

John R. Hewitt
Age: 63 Director Since: May 2011
Mr. Hewitt is our President and CEO. He has spent his entire career in the engineering, procurement, and construction industry. Prior to joining Matrix in May 2011, Mr. Hewitt worked for approximately 25 years for various operating businesses of Aker Solutions ASA (“Aker”) and its predecessor companies, which provide engineering and construction services, technology products, and integrated solutions to the energy and process industries worldwide. Up until his appointment with the Company, Mr. Hewitt served as Vice President of Aker Solutions, where he was responsible for providing executive oversight on major capital projects in the power and liquefied natural gas industries. He also served as President, United States Operations at Aker Solutions E&C US, Inc. from 2007 to 2009 where he was responsible for managing all construction services in North America. Prior to that, he served as President of Aker Construction Inc. where he had full profit and loss responsibility for a multi-disciplined direct hire industrial construction business operating throughout North America. Mr. Hewitt holds a finance degree from Stetson University and an engineering degree from the Florida Institute of Technology. Mr. Hewitt is a member of the board of directors of the Tulsa Area United Way, the Philbrook Museum of Art, the Tulsa Regional Chamber - Visit Tulsa, the Committee of One Hundred - Tulsa and the Tulsa Boys Home. Mr. Hewitt also serves as an executive board member of the Tulsa Regional Chamber of Commerce, and he serves on the Advisory Board for Florida Institute of Technology.

Skills and Qualifications:

As President and CEO, Mr. Hewitt provides a management representative on the Board with extensive knowledge of day-to-day operations. As a result, he can facilitate the Board’s access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Hewitt brings to the Board considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.

Liane K. Hinrichs
Age: 64 Director Since: June 2018 Committees: • Audit • Compensation • Nominating and Corporate Governance (Chair)
Ms. Hinrichs served as a member of the Executive Committee and as Senior Vice President, General Counsel and Corporate Secretary for McDermott International, Inc. from October 2008 until her retirement in August 2017. Previously, she served as McDermott's Vice President, General Counsel and Corporate Secretary from January 2007 to September 2008; Corporate Secretary and Associate General Counsel, Corporate Compliance and Transactions from January 2006 to December 2006; Associate General Counsel, Corporate Compliance and Transactions, and Deputy Corporate Secretary from June 2004 to December 2005; Assistant General Counsel, Corporate Secretary and Transactions from October 2001 to May 2004; and Senior Counsel from May 1999 to September 2001. Prior to joining McDermott in 1999, she was a partner in a New Orleans law firm. Ms. Hinrichs received a Master of Law degree in Securities Regulation from Georgetown University Law Center and a J.D. from Tulane School of Law.

Skills and Qualifications:
Ms. Hinrichs brings a combination of boardroom experience, executive leadership and general counsel credentials in the engineering and construction industry. Her deep experience and expertise in governance, enterprise risk management, compliance, international issues, operations, financial oversight and strategy ensure advocacy for best practices and contribute to the Board's deliberations on some of today's most critical issues.

James H. Miller
Age: 66 Director Since: May 2014 Committees: • Audit • Compensation • Nominating and Corporate Governance
Mr. Miller is currently the Senior Advisor and an Officer for Philly Shipyard Inc. In addition, Mr. Miller has served as the sole director of Kvaerner U.S. with oversight and fiduciary responsibility for all U.S.-based operations since November 2017 and as a consultant for Seajay Consulting L.L.C. since October 2018. From June 2011 to April 2014, Mr. Miller served as Board Chair for Aker Philadelphia Shipyard ASA (re-named Philly Shipyard ASA in 2015) and re-assumed that position from February 2016 to April 2020. From June 2011 to October 2017, Mr. Miller was Executive Vice President - Americas of Kvaerner U.S. From June 2008 to June 2011, Mr. Miller served as Chief Executive Officer & President of Aker Philadelphia Shipyard. Prior to the shipyard, Mr. Miller was President of Aker Solutions Process & Construction Americas and before that was President of Aker Construction, Inc., which was one of the largest union construction companies in North America. He previously served on the Board of Directors of San Juan Construction, a multi-disciplined full-service general contractor. Mr. Miller graduated from the University of Edinboro in Pennsylvania with a Bachelors of Arts degree.

Skills and Qualifications:
Mr. Miller's extensive progressive leadership positions with a large multi-national industrial construction contractor led to the conclusion that Mr. Miller should serve as a Director. Mr. Miller has significant operational experience and a thorough understanding of the challenges and risks that face industrial construction contractors. He is experienced with merger and acquisition activity, partnering with other companies, and the management of large multi-year construction projects. Mr. Miller is also knowledgeable in many of our key markets including power generation and heavy industry projects.

Jim W. Mogg
Age: 72 Director Since: August 2013 Board Chair
Mr. Mogg has served on the board of directors of ONEOK, Inc., a publicly traded diversified energy company, since July 2007. Mr. Mogg also served as a director of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P., a publicly traded master limited partnership that operated natural gas and natural gas liquids gathering, processing, pipelines, and fractionation assets, from August 2009 until its merger with a subsidiary of ONEOK, Inc. in June 2017. Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P. (“DCP Midstream”), from August 2005 to April 2007. Mr. Mogg also served on the board of directors of High Point Resources, an exploration and production company, from 2007 to April 2021. From January 2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chair of Duke Energy Corporation. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP (“TEPPCO”), reported to Mr. Mogg. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. DCP Midstream was the general partner of TEPPCO and, as a result, Mr. Mogg was Vice Chairman of TEPPCO from April 2000 to May 2002 and Chairman from May 2002 to February 2005.

Skills and Qualifications:

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Mogg should serve as a Director include his long history of service in senior executive leadership positions, including as a chief executive officer, and his significant knowledge of the energy industry. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal accounting officers, involvement in financing transactions, and his service on the audit committees of other companies. His current and previous directorships also provide Mr. Mogg with extensive corporate governance experience.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL OF THE ABOVE-NAMED NOMINEES FOR ELECTION.

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board is committed to adopting and implementing best in class corporate governance practices and believes strongly that effective corporate governance practices are a key component of its efforts to focus the entire organization on generating long-term stockholder value through conscientious, safe and ethical operations.
In furtherance of this commitment, the Board has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of our directors, officers (including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com.
Director Independence Guidelines
The Board has adopted the NASDAQ Global Market System (“NASDAQ”) rules, which require the Board to have a majority of independent directors. These guidelines are in accordance with the rules and regulations of NASDAQ and provide that an “independent director” is a director that the Board has determined to have no relationship with us which would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The guidelines specify criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm.
The Board has affirmatively determined that each of Ms. Carnes, Mr. Chandler, Mr. Conner, Ms. Hinrichs, Mr. Miller and Mr. Mogg are “independent” under NASDAQ, SEC and Board guidelines. Mr. Hewitt is not independent because of his current employment as our President and Chief Executive Officer.
The full text of our director independence guidelines is included in our Corporate Governance Guidelines, which is available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com.
Board Leadership Structure and Role in Risk Oversight
The Board has no policy mandating the separation of the offices of Board Chair and Chief Executive Officer. However, as the oversight responsibilities of directors continue to increase, we believe it is beneficial to have an independent chair whose sole job is leading the Board. We believe the separation of the Board Chair and Chief Executive Officer roles provides strong leadership for our Board, while positioning our Chief Executive Officer as our leader in the eyes of our customers, employees and other stakeholders.
The Board has six independent members and one non-independent member, our President and Chief Executive Officer. A number of our independent Board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chair, benefits our Company and our stockholders.
The Audit Committee and full Board jointly oversee our risk management processes. The Audit Committee receives regular reports from management regarding our assessment of risks. In addition, the Audit Committee and the full Board focus on our most significant risks and seek to ensure that risks we undertake are consistent with the Board’s appetite for risk. While the Board oversees our risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our Board leadership structure supports this approach.

Meetings and Committees of the Board
Our Board met 14 times during fiscal year 2021. The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of each of the committees qualifies as an “independent director” under the NASDAQ listing standards. During fiscal 2021, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he or she was a member.
Our Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders. All of the members of our Board attended the 2020 Annual Meeting of Stockholders.
Audit Committee
Director	Fiscal 2021 Committee Service
Martha Z. Carnes, Chair	Served all of fiscal 2021
John D. Chandler, Member	Served all of fiscal 2021
Carlin G. Conner, Member	Served all of fiscal 2021
Liane K. Hinrichs, Member	Served all of fiscal 2021
James H. Miller, Member	Served all of fiscal 2021
The Audit Committee assists the Board in monitoring the integrity of our financial statements and qualifications and independence of our registered public accounting firm. The Audit Committee also monitors the performance of our internal audit function and the independent registered public accounting firm and our compliance with legal and regulatory requirements. In carrying out these responsibilities, the Audit Committee, among other things, appoints, evaluates and approves the compensation of our independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews and approves the annual internal audit plan and the results of internal audits, reviews compliance with certain of our written policies and procedures and the adequacy of our system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the Audit Committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters and any confidential, anonymous submissions by our employees or others of concerns regarding accounting, internal controls or auditing matters.
The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. The Audit Committee held five meetings during fiscal 2021.
Compensation Committee
Director	Fiscal 2021 Committee Service
John D. Chandler, Chair	Served all of fiscal 2021
Martha Z. Carnes, Member	Served all of fiscal 2021
Carlin G. Conner, Member	Served all of fiscal 2021
Liane K. Hinrichs, Member	Served all of fiscal 2021
James H. Miller, Member	Served all of fiscal 2021
The Compensation Committee’s functions include reviewing and approving salary, short-term and long-term incentive awards, and other benefits for our executive officers, and reviewing and recommending to the full board for approval the compensation of non-employee directors. In addition, the Compensation Committee, in conjunction with the Board, reviews our strategic and financial plans to determine their relationship to our compensation program. Additional information describing the

Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
The Compensation Committee operates under a written charter. We have made a copy of our Compensation Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. The Compensation Committee reviews its charter annually. The Compensation Committee held seven meetings during fiscal 2021.
The Compensation Committee continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant for 2021 to advise on all matters related to director and executive compensation. In particular, Meridian collected and provided quantitative competitive market data for peer companies and advised in the selection of the peer groups of companies for compensation levels and performance-based long-term incentives. The Compensation Committee has sole authority to retain and terminate consultants such as Meridian and determines the interaction between consultants and our management and personnel. Meridian provides no other services for us other than valuing unvested performance units for the purpose of applying generally accepted accounting principles. The Compensation Committee regularly meets with Meridian without any of our officers or employees present.
Compensation Committee Interlocks and Insider Participation
During fiscal 2021, none of our executive officers served on the Board or on the Compensation Committee of any other entity who had an executive officer that served either on our Board or on our Compensation Committee.
Nominating and Corporate Governance Committee
Director	Fiscal 2021 Committee Service
Liane K. Hinrichs, Chair	Served all of fiscal 2021
Martha Z. Carnes, Member	Served all of fiscal 2021
John D. Chandler, Member	Served all of fiscal 2021
Carlin G. Conner, Member	Served all of fiscal 2021
James H. Miller, Member	Served all of fiscal 2021
The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and to provide oversight of our Environmental, Social and Governance strategy.
The Nominating and Corporate Governance Committee operates under a written charter. We have made a copy of its Nominating and Corporate Governance Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. The Nominating and Corporate Governance Committee reviews its charter annually. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held four meetings during fiscal 2021.
Director Nomination Process
The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability to address the director qualifications discussed below.
The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.
Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.
The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The Board also strives to identify candidates with diverse backgrounds. We believe that the judgment and perspectives offered by a diverse Board improves the quality of decision-making and enhances our business performance. Our Corporate Governance Guidelines provide that when searching for new directors, the Committee should actively seek out candidates with diverse backgrounds, skills and experiences to include in the pool from which Board nominees are chosen.
The Committee also assesses the candidate’s qualifications as an “independent director” under NASDAQ’s current director independence standards and our director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.
Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with our Bylaws by giving timely written notice to Justin D. Sheets, Corporate Secretary of Matrix Service Company, at 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135. The stockholder’s notice must be delivered not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting and contain the information specified in our Bylaws.
You may find our Bylaws on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com.
Executive Sessions
Executive sessions of the Board are held periodically. The sessions are chaired by the independent, non-executive Board Chair. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors are regularly scheduled, at least quarterly in conjunction with regular board meetings, and are held on an as-needed basis.
Stockholder Engagement and Communication
The Board believes effective governance includes transparent and constructive communication with our stockholders. Throughout the year, we engage our stockholders and discuss a variety of topics, including our operating and financial performance, strategy and other important matters. We are committed to maintaining active dialogue with stockholders and hearing their viewpoints. More information about investor relations is available on our website at https://investors.matrixservicecompany.com.
The Board provides a process by which stockholders and other interested parties may communicate with the Board, the independent directors or any individual director. Stockholders and other interested parties may send written communications to the Board, the independent directors or any individual director at the following address: Board of Matrix Service Company c/o Matrix Service Company, 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135. Stockholders and other interested parties may also contact the Board, the independent directors or any individual director via our online submission form by clicking on the “Contact the Board” link included on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. All communications will be compiled by our Corporate Secretary and submitted to the Board, the independent directors or the individual director on a periodic basis.
Equity Ownership Guidelines for Non-Employee Directors
The Company’s Stock Ownership Guidelines for Directors require each non-employee director to own a number of shares of our common stock equal in value to five times the annual cash retainer. For purposes of determining compliance with the guideline, the cash retainer does not include fees earned as Board Chair or as Chair of the Audit, Compensation or Nominating and Corporate Governance committees. For more information, see section entitled “Compensation Discussion and Analysis - Equity Ownership Guidelines”.
DIRECTOR COMPENSATION
General
Management directors receive no additional compensation for their service on the Board or any committee thereof. Directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.
The elements of our non-employee director compensation consist of cash and equity. Our objective in establishing director compensation is to position ourselves to attract and retain individuals who have relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.
Total compensation for our non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board (the “Committee”) engages a third-party compensation consultant to periodically review director compensation and make recommendations. The Committee reviews comparative data from the outside consultant and makes recommendations regarding director compensation to the full Board for approval.
Director compensation is generally reviewed on a bi-annual basis. It was most recently reviewed and reaffirmed in August 2019 when the Committee engaged a third-party compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to conduct a market study of director compensation. Meridian obtained comparative data using published compensation surveys and proxy analysis of selected companies similar in size, location and industry. The companies included in the survey are consistent with those that we use to review executive compensation.
The overall conclusions of the consultant were that the compensation structure of the Board was aligned with peer practices and that the annual value of compensation approximated the median of the identified peer group of companies. Upon careful consideration of the consultant's recommendations, peer practices and our stated compensation objectives, the Committee recommended that no changes be made and approved the following, which remained in effect for fiscal 2021:
•	The value of the cash retainer remained at $85,000 for each non-employee director.
•	The annual equity grant would remain in the form of RSUs, the value of the grant would remain at $95,000 and the vesting period of the grant would remain unchanged at one year.
•	The additional cash retainers would remain at the following amounts:
Additional Cash Retainer	Amount ($)
Board Chair	75,000
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	7,500

We also provide a Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (the “Deferred Fee Plan”), which allows our non-employee directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and approved by the Committee at a regularly-scheduled meeting, the most recent of which took place on November 3, 2020. At that meeting, the Committee approved a decrease in the average interest rate from 6.0% to 4.25% for the 2021 calendar year. Non-employee directors are also permitted to invest their cash retainer in our common stock through our 2011 Employee Stock Purchase Plan (“ESPP”). Investment through the ESPP is limited to $60,000 per director per calendar year.
Fiscal 2021 Director Compensation
On January 4, 2021, as a result of the economic impact of the COVID-19 pandemic and the challenging business environment it created, all Members of the Board of Directors voluntarily reduced their cash retainer fees by 10%. The reduction was effective for six months and ended on June 30, 2021, the end of our fiscal year. The compensation earned by each of our non-employee directors in fiscal 2021 is summarized in the table below:
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Stock Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Jim W. Mogg	155,750(4)	69,794	—	15,140	—	240,684
Martha Z. Carnes	95,750(5)	69,794	—	—	—	165,544
John D. Chandler	87,417(6)	69,794	—	—	—	157,211
Carlin G. Conner	70,125(7)	87,244	—	—	—	157,369
John W. Gibson	32,458(8)	—	—	8,952	—	41,410
Liane K. Hinrichs	88,250(9)	69,794	—	—	—	158,044
James H. Miller	80,750(10)	69,794	—	14,304	—	164,848
(1)	Includes retainer fees earned in fiscal 2021 but paid subsequent to the completion of the fiscal year and fees earned in fiscal 2021 but deferred under the Deferred Fee Plan.
(2)
The amounts shown represent the grant date fair value for awards granted during fiscal 2021 determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards, see Notes 1 and 10 to the Consolidated Financial Statements included in our fiscal 2021 Annual Report on Form 10-K. Historically, the number of RSUs awarded was determined by dividing the target value of the award by the average share price over the 20-day period ending five days prior to the grant date. In fiscal 2021, since the average share price over the 20-day period ending five days prior to the grant date fell short of our book value at its most recently completed reporting period of September 30, 2020, the number of RSUs awarded was determined by dividing the target value of $95,000 by the net book value at September 30, 2020. The grant date fair value is determined by multiplying the closing share price on the grant date by the RSUs awarded. For services provided as a member of the Board in fiscal 2021, Messrs. Mogg, Miller and Chandler and Mmes. Carnes and Hinrichs each received an award of 8,211 RSUs with a grant date fair value of $69,794. Mr. Conner received a pro-rata award of 10,264 RSUs with a grant date fair value of $87,244 for services provided from his appointment date of August 2020 through fiscal 2021. As of June 30, 2021, Messrs. Mogg, Miller and Chandler and Mmes. Carnes and Hinrichs each held 8,211 unvested RSUs, and Mr. Conner held 10,264 unvested RSUs.

(3)
A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan and earn interest on any deferred fees. The amounts shown represent interest earned under the plan in excess of a market rate. The market rate for the deferrals was 1.896% as compared to the actual average rate earned of 6.0% and 4.25% for the first six months and last six months of fiscal 2021, respectively.

(4)
Mr. Mogg's annual retainer is $85,000. His fees represent his full retainer for the first six months of fiscal 2021, which totaled $42,500, and 90% of his retainer for the last six months of fiscal 2021, which totaled $38,250. His fees also represent the additional retainer of $75,000 for his service as Board Chair. Mr. Mogg received $73,008 in cash and deferred $82,742 of these fees under the Deferred Fee Plan.

(5)
Ms. Carnes' annual retainer is $85,000. Her fees represent her full retainer for the first six months of fiscal 2021, which totaled $42,500, and 90% of her retainer for the last six months of fiscal 2021, which totaled $38,250. Her fees also represent the additional retainer of $15,000 for her service as Chair of the Audit Committee. Ms. Carnes' fees were paid in cash.

(6)
Mr. Chandler's annual retainer is $85,000. His fees represent his full retainer for the first six months of fiscal 2021, which totaled $42,500, and 90% of his retainer for the last six months of fiscal 2021, which totaled $38,250. His fees also represent the pro-rated additional retainer of $6,667 for his service as Chair of the Compensation Committee from November 3, 2020 to the end of fiscal 2021. Mr. Chandler's fees were paid in cash.

(7)
Mr. Conner was appointed on August 17, 2020 with an annual retainer of $85,000. His fees represent his pro-rated retainer from his appointment date to December 31, 2020, which totaled $31,875, and 90% of his retainer for the last six months of fiscal 2021, which totaled $38,250. Mr Conner's fees were paid in cash.

(8)
Mr. Gibson's fees represent his pro-rated annual retainer of $29,042, plus the additional retainer of $3,416 for his service as Chair of the Compensation Committee, which was earned from July 1, 2020 through his retirement date of November 3, 2020. Mr. Gibson deferred all of these fees under the Deferred Fee Plan. Under this plan, Board members receive cash settlement of deferred fees one year after retirement, which will occur on November 3, 2021.

(9)
Ms. Hinrichs' annual retainer is $85,000. Her fees represent her full retainer for the first six months of fiscal 2021, which totaled $42,500, and 90% of her retainer for the last six months of fiscal 2021, which totaled $38,250. Her fees also represent the additional retainer of $7,500 for her service as Chair of the Nominating and Corporate Governance Committee. Ms. Hinrichs' fees were paid in cash.

(10)
Mr. Miller's annual retainer is $85,000. His fees represent his full retainer for the first six months of fiscal 2021, which totaled $42,500, and 90% of his retainer for the last six months of fiscal 2021, which totaled $38,250. Of these fees, Mr. Miller deferred $42,500, purchased shares with the value of $20,000 through our 2011 Employee Stock Purchase Plan and received $18,250 in cash.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee of the Board
The Audit Committee oversees our financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:
•
reviewed and discussed with our internal auditors and independent registered public accounting firm, with and without management present, their evaluations of our internal accounting controls and the overall quality of our financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm our audited financial statements as of and for the year ended June 30, 2021;
•
discussed with the independent registered public accounting firm the matters required to be discussed by AS 1301: Communications with Audit Committees of the Public Company Accounting Oversight Board; and

•
received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended June 30, 2021 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending June 30, 2022.
The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that Martha Z. Carnes and John D. Chandler qualify as financial experts as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
Members of the Audit Committee:
Martha Z. Carnes, Chair
John D. Chandler
Carlin G. Conner
Liane K. Hinrichs
James H. Miller

Fees of Independent Registered Public Accounting Firm
Fees billed for audit services in fiscal 2021 and 2020 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC.
	Deloitte & Touche LLP
	Fiscal 2021	Fiscal 2020
Audit Services	$1,179,058	$1,196,300
Other Services	10,000	—
Total	$1,189,058	$1,196,300
Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence. If the dollar amount of any anticipated services is expected to exceed the predetermined limit, pre-approval of the Audit Committee is required.
PROPOSAL NUMBER 2:
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee of the Board has engaged the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022. Deloitte & Touche LLP has served as our independent auditors since January 2006.
A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.
A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.
The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the adoption of this proposal. The Board unanimously recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.

EXECUTIVE OFFICER INFORMATION
Executive Officer Biographies
In addition to Mr. Hewitt, our President and Chief Executive Officer, who serves on the Board and whose biographical information is set forth under the caption, “Nominated Director Biographies,” our executive officers are:
Kevin S. Cavanah, age 56, has served as Vice President – Finance, Chief Financial Officer since December 2010 and as Treasurer since December 2013. Mr. Cavanah also served as Corporate Secretary for the Company from December 2010 to October 2018. Mr. Cavanah served as Vice President, Accounting and Financial Reporting for the Company from August 2007 to December 2010 and as Controller from April 2003 to December 2010. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining The Williams Companies, Inc., Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas. Mr. Cavanah also serves on the Board of the Tulsa Area United Way as well as its Finance and Audit Committee.
Alan R. Updyke, age 61, has served as Vice President and Chief Operating Officer since April 2020. He was President of Operations from September 2019 to March 2020. Before that, he was President of Matrix Service Inc., one of the Company's principal operating subsidiaries, from February 2018 to September 2019. He previously served as Senior Vice President, Operations for Matrix Service Inc. from September 2014 to January 2018. Prior to that, he served as Vice President of Construction for Matrix Service Inc. from July 2012 to August 2014. Before joining Matrix Service Inc., Mr. Updyke spent 17 years with Brinderson in various roles, most recently as President of their Western Operations. In that role, Mr. Updyke was responsible for providing strategic leadership and management direction to four regional offices and all major capital construction projects. Previous to that, Mr. Updyke was the General Manager of Turner Industries West Coast Operations.
Nancy E. Austin, age 54, has served as Vice President, Chief Administrative Officer for the Company since October 2018. She previously served as Vice President, Strategic Services and Administration from August 2016 to October 2018 and as Vice President, Human Resources from January 2006 to August 2016. Prior to that, Mrs. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Mrs. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Mrs. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University. Mrs. Austin serves on the Board of the Oklahoma-Kansas Chapter of American Red Cross and on the Board of the Girl Scouts of Eastern Oklahoma. Mrs. Austin also serves as a Commissioner on the City of Tulsa Civil Service Commission and on the OSU-Tulsa Business Advisory Council.
Rick J. Bennett, age 56, joined the Company as Vice President and Chief Information Officer in October 2014. Prior to joining Matrix, Mr. Bennett served ten years as the Chief Information Officer at T.D. Williamson based in Tulsa, Oklahoma. Prior to that, he held leadership positions in information technology at Blue Cross Blue Shield of Oklahoma, Blakely Crop Hail Insurance, National Farmers Organization, Taylor Ball Construction Management and The Principal Financial Group. Mr. Bennett holds an Executive Certificate from the Massachusetts Institute of Technology (MIT) Sloan School of Management, a Bachelor of Business degree with emphasis in Management Information Systems from Western Illinois University, and completed a Masters of Energy Business degree at the University of Tulsa in May 2018. Early in his career he served in the United States Navy as an Interior Communications Electrician. Mr. Bennett serves on the Tulsa Region Board of Junior Achievement of Oklahoma and on the Advisory Board of 501tech. Also, he is serving as the 2021 Chair for the American Heart Association Heart Walk Campaign.
Justin D. Sheets, age 43, has served as Vice President and General Counsel since September 2019, Corporate Secretary for the Company since October of 2018 and Corporate Compliance Officer since September of 2015. From October 2014 to September 2019, he was Vice President, Legal and Risk Management. From July 2013 to October 2014, Mr. Sheets served as Senior Director, Legal and Risk Management. Between November 2011 and July of 2013, Mr. Sheets served as Director, Risk

Management and from June 2010 until November of 2011, Mr. Sheets served as Staff Counsel. Mr. Sheets began his career with Matrix Service Company in 2002. From 2002 to 2008 and since 2010, Mr. Sheets served in various capacities of increasing responsibility. Mr. Sheets provided consulting services to the Company between 2008 and 2010 while he also consulted with Conway, McKenzie and Dunleavy representing construction clients with a primary focus on mergers and acquisitions, restructuring and liquidations. Mr. Sheets holds a Bachelor of Science Degree in Environmental Health and Safety Sciences from Indiana State University and a Juris Doctorate from the University of Tulsa and is licensed to practice law in the State of New Jersey. Mr. Sheets has also served on the Board of Family & Children's Services since 2016.
Bradley J. Rinehart, age 57, has served as President, Matrix Service Inc. since September 2019. He served as President, Matrix PDM Engineering from December 2016 to September 2019. He previously served as Vice President, Matrix Service Inc. from May 1997 to December 2016, Regional Manager for the Michigan Tank Construction Region (“Michigan Region”) from 1991 to May 1997, Operations Manager of the Michigan Region from 1990 to 1991, and as a project manager in the Michigan Region from 1988 to 1989. Mr. Rinehart holds a Bachelor of Science Degree in Construction Science from the University of Oklahoma. Mr. Rinehart has also served on the Board of the Parkinson Foundation of Oklahoma since 2016.
Glyn A. Rodgers, age 63, has served as President, Matrix PDM Engineering, one of the Company's principal operating subsidiaries, since September 2019. He previously served as Vice President of Strategic Development for Matrix Service Inc. from January 2018 to September 2019. Prior to joining Matrix, he served as President for IHI E&C International Corporation from 2012 to 2016, President for Kvaerner Houston EPC Center from 2010 to 2012, President for Aker Solutions US Inc. from 2007 to 2010, President for Aker Solutions Facility Services from 2004 to 2007 and Vice President for Aker Plant Services Group Inc. from 2002 to 2004.
Kevin A. Durkin, age 59, has served as Vice President and Chief Business Development and Strategy Officer since August 2020. He served as Senior Vice President, Business Development and Strategy for Matrix Service Inc. from September 2019 to August 2020. He previously served as Vice President of Business Development, Matrix Service Inc. from June 2008 to September 2019, Pre-Construction Division Manager from 2006 to 2008, Manager of Small Cap. Division from 2000 to 2006, Manager, Business Development from 1998 to 2000, Manager of Southwest Turnaround from 1996 to 1998 and Assistant Regional Manager of the Orange Region from 1989 to 1996. Mr. Durkin holds a Bachelor of Arts in Business Administration in Marketing Management from California State University, Fullerton.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices in place for our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our other named executive officers (collectively, the “Named Executive Officers” or “NEOs”) during fiscal 2021. Compensation for our Named Executive Officers is determined by the Compensation Committee of the Board (the “Committee”) and is supported by market data and advice from an independent compensation consultant retained by the Committee, Meridian Compensation Partners, LLC (“Meridian”).
In fiscal 2021, our Named Executive Officers were the Chief Executive Officer, John R. Hewitt, the Chief Operating Officer (“COO”), Alan R. Updyke, the Chief Financial Officer, Kevin S. Cavanah, the president of our largest operating subsidiary, Bradley J. Rinehart, and the president of our engineering operating subsidiary, Glyn A. Rodgers. Furthermore, the former president of our second-largest operating subsidiary, Jason W. Turner, who left the Company on December 31, 2020, is an additional NEO for fiscal 2021.
•
Base Salaries: Consistent with normal practice, the Committee reviewed Named Executive Officer compensation in August 2020. Given the business environment at the time, the Committee decided not to increase the base salaries of the senior executives, except for a 5.2% salary increase for the COO. The COO salary increase was attributable to his promotion on April 1, 2020 from President of Operations to COO. Additionally, effective January 4, 2021, as a result of the economic impact of the COVID-19 pandemic and the challenging business environment it created, the CEO voluntarily took a 20% salary reduction, and the other NEOs voluntarily took 10% salary reductions. These reductions were effective for six months and ended on June 30, 2021, the end of our fiscal year.

•
Fiscal 2021 Short-Term Incentive Compensation Targets: No changes were made to the target bonus opportunity for the Named Executive Officers. The fiscal 2021 plan metrics continue to be based on the achievement of financial and safety goals. The achievement of financial goals determines 85% of the payout while the achievement of safety goals determines the remaining 15%. For a financial bonus to be paid, at least 50% of budgeted operating income must be earned. For the presidents of each of our three operating subsidiaries, adjusted operating income is measured at the operating subsidiary level. For the CEO, CFO and COO, adjusted operating income is measured at the consolidated level.

•
Fiscal 2021 Short-Term Incentive Compensation Payout: The required level of adjusted operating income at both the consolidated and operating subsidiary levels was not achieved. Therefore, no fiscal 2021 short-term incentive compensation was paid.

•
Potential Fiscal 2021 Vesting of Long-Term Incentive Performance Share Units (“PSUs”) Award: The vesting of this award was based on our relative Total Shareholder Return for fiscal 2019 through the end of fiscal 2021 in comparison to a group of peer companies. Our actual results were below threshold performance; therefore, no PSUs vested.

•
Potential Fiscal 2021 Vesting of Long-Term Incentive Cash-Based Award: The cash-based portion of the fiscal 2020 long-term incentive award was based on the average Return on Invested Capital for fiscal 2020 and 2021. Our actual results were below threshold performance; therefore, no payout was earned or paid.

•	Fiscal 2021 Long-Term Incentive Awards: The actual long-term incentive awards for fiscal 2021 for the Named Executive Officers were comprised of the following:
•	For the CEO, three-fifths of the award consisted of PSUs. For the other NEOs, one-half of the award consisted of PSUs. Award recipients may receive anywhere from zero to two shares of our common stock for each PSU on the third anniversary of the date of the award depending on our relative Total Shareholder Return in comparison to the Total Shareholder Return of a peer group of companies over a performance period consisting of fiscal years 2021, 2022 and 2023;
•
For the CEO, one-fifth of the award consisted of service-based RSUs that settle in stock. For the other NEOs, one-fourth of the award consisted of service-based RSUs that settle in stock. Restrictions on the RSUs lapse in four equal annual installments, subject to continued employment with us. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants that become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules; and

•
For the CEO, one-fifth of the award consisted of service-based RSUs that settled in cash. For the other NEOs, one-fourth of the award consisted of service-based RSUs that settle in cash. Restrictions on the RSUs lapse in four equal installments, subject to continued employment with us. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants that become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules. The cash payout is determined by our closing stock price for each vesting date, multiplied by the number of RSUs vesting.

•
Fiscal 2021 Long-Term Incentive Double-Trigger Design Change: In August 2020, the Committee approved a design change for our equity-based long-term incentive awards. Beginning with the fiscal 2021 grant, the single trigger feature in which the vesting of equity awards will automatically accelerate upon a change of control of the Company has been modified. Under the new form of award agreement, accelerated vesting of awards will occur only upon a double-trigger consisting of either (i) a change of control and one of several other occurrences, including the termination of a Named Executive Officer not for cause or if the Named Executive Officer suffers an adverse event in connection with or within two years of the change of control or (ii) a change of control in which the successor company elects not to assume or replace the award with an award of equal value.

The following graphs illustrate the allocation of the fiscal 2021 target compensation opportunity for our Chief Executive Officer, Mr. Hewitt, and the weighted average of our other Named Executive Officers:

Fiscal 2021 Target Pay Mix for CEO
Performance-Based Annual Cash Incentive: 22.2%
Service-Based Stock-Settled RSUs: 11.1%
Service-Based Cash-Settled RSUs: 11.1%
Base Salary: 22.2%
Long-term Performance Equity Awards: 33.4%

Fiscal 2021 Target Pay Mix for Other NEOs Combined

Service-Based Stock-Settled RSUs: 10.3%
Performance-Based Annual Cash Incentive: 25.2%
Service-Based Cash-Settled RSUs: 10.3%
Long-term Performance Equity Awards: 20.5%
Base Salary: 33.7%

Compensation Philosophy and Objectives
We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to develop and execute our business strategy. Our compensation philosophy and approach is designed to support these objectives.
Our compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and other management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:
•
Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally aligned with median (50th percentile) market levels.

•
Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of short and long-term business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•
Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•	Individual Performance – In addition to company-wide, operating subsidiary and business unit measures, our programs emphasize individual performance and the achievement of personal objectives.
•
Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of short and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

Our executive compensation program is administered by the Committee. The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract and retain top talent, and align the interests of our executive officers with our stockholders.
The Committee is supported by our Vice President, Chief Administrative Officer in the design, review and administration of our executive compensation programs. The Committee engaged Meridian to evaluate executive officer compensation and Company practices in relation to other companies and to provide associated recommendations.
The CEO considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without the CEO present.
In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.

Committee Consideration of the 2020 Stockholder Vote on Executive Compensation
We conducted our advisory vote on executive compensation last year at our 2020 annual meeting. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.
The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2020 Annual Meeting of Stockholders. At that meeting, nearly 94% of the votes cast on the say-on-pay proposal were in favor of our Named Executive Officers' compensation as disclosed in our proxy statement. The Committee determined that, given the high level of support, no changes to our executive compensation policies and decisions were necessary based on last year’s voting results. The Committee intends to continue making executive compensation decisions with a focus on aligning pay with performance and promoting stockholder value.
Key Elements of Executive Compensation
The primary elements of our executive compensation program include:
•	Base Salary;
•	Annual/Short-Term Cash Incentive Compensation;
•	Long-Term Incentive Compensation;
•	Other Benefits; and
•	Change of Control/Severance Agreements.
The Compensation Committee engages a compensation consultant on a bi-annual basis to ensure that our compensation package is consistent with that of our competitors. The Committee last engaged Meridian in fiscal 2020 to evaluate the elements of target compensation and the appropriate mix of compensation programs. Meridian was engaged exclusively by the Committee and does not provide other services to us or senior management. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that Meridian's work for the Committee does not raise any conflict of interest.
The Committee evaluated the competitiveness of the compensation package offered to our executives in both form and structure. Meridian’s fiscal 2020 executive compensation practices analysis included a review of general industry survey data and of proxy information and other public filings for the following companies:
Aegion Corporation	KBR Inc.
Argan Inc.	MasTec Inc.
Babcock & Wilcox Enterprises Inc.	Mistras Group Inc.
Dycom Industries Inc.	MYR Group Inc.
EMCOR Group Inc.	Orion Group Holdings Inc.
Granite Construction Inc.	Primoris Services Corporation
Great Lakes Dredge and Dock Corporation	Sterling Construction Company Inc.
IES Holdings Inc.	Team Inc.

Base Salary
Base salary is the foundation of our executive compensation package. Our practice in establishing executive base salary, and that for other managers and employees, is to determine the market median, or “50th percentile”, among comparable companies. This data was provided by Meridian. Base salary is then established based on the Named Executive Officer’s responsibilities, role in the organization, level and type of work experience, and individual and business performance.
We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. Most of our employees, including the Named Executive Officers, are assigned to a salary grade. Broad ranges of salary are associated with each grade and are based on market data.
Base salary and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short- and long-term target incentive awards are set at a percentage of base salary.
Consistent with the Committee's normal practice, executive compensation was reviewed in August 2020. Due to the business environment at the time, the Committee discussed but approved no changes to the base salaries of Messrs. Hewitt, Cavanah, Rinehart, Rodgers and Turner. Their fiscal 2021 base salaries were as follows:
•	John R. Hewitt - Chief Executive Officer: $800,000
•	Kevin S. Cavanah - Chief Financial Officer: $475,000
•	Bradley J. Rinehart - President, Matrix Service Inc. (“MSI”): $415,685
•	Glyn R. Rodgers - President, Matrix PDM Engineering (“Matrix PDM”): $375,000
•	Jason W. Turner - President, Matrix North American Construction (“MNAC”): $415,685
Additionally, based on Mr. Hewitt's recommendation, the Committee approved a base salary increase for Alan R. Updyke from $480,000 to $505,000 effective August 31, 2020 in recognition of Mr. Updyke's promotion from President of Operations to Chief Operating Officer on April 1, 2020.
Annual/Short-Term Incentive Compensation
Our annual/short-term incentive compensation plan is designed to offer the opportunity for annual cash incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plan are based on overall Company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:
•	support and drive performance toward achieving our strategic objectives;
•	emphasize overall company and business unit performance in the structuring of reward opportunities;
•	motivate and reward superior performance; and
•	provide incentive compensation opportunities that are competitive with the industry.
The base calculation of incentives is generally tied to objective measures for financial and safety performance. The CEO recommends a percentage of base salary as a target for incentives of the other NEOs. The Committee is free to reject or revise the CEO’s recommendations. The target incentive compensation percentage of base salary for the CEO is determined solely by the Committee in executive session, without the CEO present.

For fiscal 2021, the Committee approved the following key provisions of the annual/short-term incentive compensation plan:
•
If 50% of budgeted fiscal 2021 operating income is not achieved, no incentives will be paid relating to financial metrics under the plan. Payouts relating to safety metrics may be paid regardless of financial performance.

•	Incentives are weighted at 85% for performance against financial metrics and 15% for performance against safety metrics.
•
In order to increase the focus on working capital management and project awards, financial incentives are based on adjusted operating income as well as net working capital and book-to-bill ratios. Safety incentives are based on Total Recordable Incident Rate, or “TRIR”, the completion of Site Safety Audits and the completion of Supervisor Training in Accountability and Recognition Techniques (“START”). The Site Safety Audits and the START Training are designed to reduce safety incidents and proactively identify and remediate workplace hazards.

•	Payout of short-term incentives attributable to Messrs. Hewitt, Updyke and Cavanah is based on our consolidated performance.
•
Payout of short-term incentives for Mr. Rinehart is based on the performance of the operating subsidiary, Matrix Service Inc., with respect to adjusted operating income and safety. For net working capital and book-to-bill ratios, payout would be based on our consolidated performance.

•
Payout of short-term incentives for Mr. Rodgers is based on the performance of the operating subsidiary, Matrix PDM Engineering, with respect to adjusted operating income. For net working capital and book-to-bill ratios and with respect to safety since the risk of safety incidents involving engineering personnel is low, payout will be based on our consolidated performance.

Short-term incentive targets for fiscal 2021 were as follows:
Name	Target Bonus as Percentage of Salary	Threshold Bonus Amount ($)	Target Bonus Amount ($)	Maximum Bonus Amount ($)
John R. Hewitt	100%	400,000	800,000	1,420,000
Alan R. Updyke	75%	187,813	375,625	666,734
Kevin S. Cavanah	75%	178,126	356,251	632,346
Bradley J. Rinehart	75%	155,882	311,764	553,381
Glyn A. Rodgers	75%	140,625	281,250	499,219
Safety incentive targets and actual performance - 15% of the total incentive opportunity
The specific criteria for TRIR, which represented 5% of the short-term incentive opportunity, were as follows:
	Threshold	Target	Maximum
TRIR	0.60	0.50	0.40
The target number of completed site safety audits, which represented 5% of the short-term incentive opportunity, were as follows:
	Threshold	Target	Maximum
Number of Completed Site Safety Audits - MSI/MNAC	10	11	12
Number of Completed Site Safety Audits - Matrix PDM	2	3	4
Number of Completed Site Safety Audits - MSC Officers	6	7	8
The target percentages of completed START Training, which represented 5% of the short-term incentive opportunity, were as follows:
	Threshold	Target	Maximum
Percentage of Completed START Training	70%	80%	90%

In fiscal 2021, we achieved a consolidated TRIR of 0.28 while MSI achieved a TRIR of 0.32 and MNAC achieved a TRIR of 0.29. Also, the MSC Officers completed 7 Site Safety Audits while MSI, MNAC and Matrix PDM completed 12, 12 and 4 Site Safety Audits, respectively. Lastly, MSC participants completed START Training at a level of 88% while MSI, MNAC and Matrix PDM completed START Training at levels of 91%, 82% and 99%, respectively.
Based on these results, Messrs. Hewitt, Updyke and Cavanah earned safety incentives between target and maximum, and Messrs. Rinehart and Rodgers earned maximum safety incentives.
Financial incentive targets and actual performance - 85% of the total incentive opportunity
The financial incentive tied to adjusted operating income represented 55% of the short-term incentive opportunity for the Named Executive Officers. The specific pre-tax operating income criteria were as follows:
	MSI	Matrix PDM	MNAC	Consolidated
	(in millions)
Threshold operating income	$13.2	$3.7	$6.8	$10.2
Target operating income	$26.4	$7.4	$13.6	$20.3
Maximum operating income	$39.6	$11.1	$20.4	$30.5
Adjusted operating income at both the consolidated and operating subsidiary levels did not exceed 50% of the budgeted amount. Therefore, no financial incentive related to adjusted operating income was earned for any of the NEOs.
The specific criteria for consolidated book-to-bill ratio, which represented 20% of the short-term incentive opportunity, were as follows:
	Threshold	Target	Maximum
Consolidated Book-to-Bill Ratio	0.75	1.00	1.25
In fiscal 2021, we achieved a consolidated book-to-bill ratio of 0.67, which was below Threshold. Therefore, no financial incentive related to book-to-bill ratio was earned.
The specific criteria for consolidated net working capital percentage, which represented the remaining 10% of the short-term incentive opportunity, were as follows:
	Threshold	Target	Maximum
Consolidated Net Working Capital Percentage	12%	10%	8%
In fiscal 2021, we achieved a consolidated net working capital percentage of 11.4%, which is between Threshold and Target. However, we did not achieve at least 50% of budgeted operating income; therefore, no financial incentive related to net working capital percentage was earned.
Short-term incentives earned and paid for fiscal 2021 were as follows:
Name	Short-Term Incentives Earned ($)(1)	Short-Term Incentives Paid ($)(1)
John R. Hewitt	156,000	—
Alan R. Updyke	73,247	—
Kevin S. Cavanah	69,469	—
Bradley J. Rinehart	70,147	—
Glyn A. Rodgers	63,281	—
(1)	Although our NEOs earned safety-related short-term incentives, due to our financial performance, our Board exercised negative discretion and determined that no safety incentives would be paid.
Performance measures are established shortly after the beginning of the fiscal year and do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. The Committee will evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately. In addition, the Committee has negative discretion with respect to actual payout of annual short-term incentive awards and can reduce awards regardless of whether performance targets are achieved.
The Committee reviews and evaluates the Annual/Short-Term Incentive Compensation Plan periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.
Long-Term Incentive Compensation
We provide long-term incentive compensation to executive officers to tie executive rewards directly to the enhancement of long-term stockholder value and our profitability. Offering the opportunity for executive officers and other key members of management to earn an ownership position in the Company along with a long-term cash incentive enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provide a direct link between executive compensation and our long-term growth and profitability. However, we also understand that equity awards create dilution in our earnings per share; therefore, we believe that a portion of our long-term incentive compensation should be in the form of cash.
The Committee reviews and evaluates long-term incentive awards periodically to ensure that they continue to meet our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements. The Committee's most recently completed review, which occurred in May 2020, carefully considered the Meridian study, trends of our peer companies, compensation objectives of retention and value creation, and the objective of conserving shares available for grant under our equity incentive plan and reducing earnings dilution.
The Committee concluded that a combination of service-based RSUs and performance units are the most appropriate forms of equity awards to achieve our stated objectives and that a significant portion of the award should be in the form of service-based cash-settled RSUs.
Service-based RSUs strongly and directly link management and stockholder interests and are an excellent tool to promote retention. As a full value award, service-based RSUs are less dilutive to stockholders than stock options, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. Performance units with performance criteria link the realized value of the equity reward to achievement of stockholder value. Service-based cash-settled RSUs prevent dilution in our earnings per share, promote employee retention and align management and stockholder interests.
Under the long-term incentive program, all awards are issued on an annual basis. Specific, individual grants vary by level and role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager and is based on market data.
The Committee approved the following structure for the fiscal 2021 long-term incentive grant for NEOs:
•
A portion of the grant (three-fifths for the CEO and one-half for the other NEOs) is in the form of PSUs. The PSUs cliff vest on the third anniversary of the grant. The shares of our common stock received can vary from zero to two for each performance unit based on the relative Total Shareholder Return (“TSR”) of our common stock as compared to the TSR of a group of peer companies over the performance period. The potential award levels are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00

In the event we achieve a relative TSR in excess of the 75th percentile but our actual TSR is less than zero, the Named Executive Officers will receive 1.5 shares for each performance unit.
The peer group for the fiscal 2021 performance unit award was as follows:
Aegion Corporation	KBR Inc.
Argan Inc.	MasTec Inc.
Babcock and Wilcox Enterprises Inc.	Mistras Group Inc.
Dycom Industries Inc.	MYR Group Inc.
EMCOR Group Inc.	Orion Group Holdings Inc.
Granite Construction Inc.	Primoris Services Corporation
Great Lakes Dredge and Dock Corporation	Quanta Services Inc.
IES Holdings Inc.	Sterling Construction Company Inc.
Jacobs Engineering Group Inc.	Team Inc.
•
A portion of the grant (one-fifth for the CEO and one-fourth for the other NEOs) consisted of service-based RSUs settled in stock. Vesting will continue to occur evenly over a four-year period beginning on the first anniversary of the grant date. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants who become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules.

•
The remaining portion of the grant (one-fifth for the CEO and one-fourth for the other NEOs) consisted of service-based RSUs settled in cash. Vesting will occur evenly over a four-year period beginning on the first anniversary of the grant date. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants who become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules.

Grants made during fiscal 2021 to our Named Executive Officers are shown in the Grants of Plan-Based Awards table under the caption “Executive Officer Compensation”.
Perquisites and Other Benefits
Our executive officers do not receive significant compensation in the form of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all of our other eligible employees. We offer the following benefits to executive officers.
•
We sponsor the Matrix Service Company 401(k) Savings Plan, which allows executive officers and other employees to contribute up to 75% of their salary (up to the annual IRS maximum). Our safe harbor matching contribution is a 100% matching contribution on salary deferrals up to the first 3% of compensation and 50% on the next 2% of compensation deferred. All matching contributions are 100% vested at all times. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation or other supplemental retirement plans for executive officers.

•
In addition to the group term life insurance policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer. Specifically, we provide a term life insurance policy equal to two times base salary up to a maximum of $1.5 million. For the CEO, additional corporate term life insurance policies of $500,000 with us as the beneficiary and $500,000 with a designee of the CEO as the beneficiary are provided.

•
We provide long-term disability to all administrative employees. Under this plan, the employee may receive disability payments of up to 60% of their base salary subject to a maximum of $12,000 per month. Additionally, we provide a supplemental executive long-term disability plan to the Named Executive Officers. Under this plan, the Named Executive Officers may receive additional disability payments of up to 60% of the sum of their base salary and the average of their prior two years short-term incentive cash bonuses, subject to a maximum of $15,000 per month. The combined plans may provide a long-term disability benefit up to a maximum of $27,000 per month for the Named Executive Officers.
•
To proactively support the health and wellness of our key leaders, the Compensation Committee approved the addition of Executive Physicals as a perquisite beginning in August 2019. The Cooper Clinic in Dallas, Texas is the provider for these Executive Health exams, which are offered on an annual basis for the NEOs and every other year for all other officers. In the third quarter of fiscal 2020, we elected to suspend the benefit until the business environment improves. The suspension of the benefit remained in effect during fiscal 2021.

Change of Control/Severance Agreements
We have entered into Change of Control/Severance Agreements with each of our Named Executive Officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent. For further details regarding our Change of Control/Severance Agreements, see the discussion under the caption “Potential Payments Upon Termination or Change of Control.”
Clawback Policy
Consistent with the principles of responsible oversight, our Board has adopted a clawback policy, and our equity award agreements also include a clawback provision. The clawback policy provides that, to the extent permitted by law, if the Board, with the recommendation of the Committee, determines that:
•
any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by an executive officer, and such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC;

•	the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement; and
•	the amount of the compensation would have been less had the financial statements been correct, we will seek to recover from the executive officer such compensation, in whole or in part, as we deem appropriate under the circumstances. The Board has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or our policy.
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, the SEC was directed to issue rules requiring the national securities exchanges to amend their listing standards to require listed companies to adopt mandatory clawback policies. We anticipate that we will modify our clawback policy to conform to the requirements of any such rules or listing requirements upon their final adoption.
Policy on Hedging and Pledging of Company Securities
Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Insider Trading Policy specifically prohibits our directors, Named Executive Officers and other employees from purchasing any securities or other financial instruments or engaging in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the value of any of our equity securities that are held by any such person, directly or indirectly. This hedging policy also applies to family members and entities controlled by our directors, Named Executive Officers and other employees.
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in our securities, our Insider Trading Policy prohibits directors, Named Executive Officers and other employees from holding our securities in a margin account or otherwise pledging our securities.
Compensation Program as it Relates to Risk
Our Board has reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on our operations or financial condition. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:
•
Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Short-term Incentive Compensation: Our short-term incentive compensation plan does not allow for unlimited payouts. For fiscal 2021, short-term incentive payments cannot exceed 200% of target levels.
•
Long-term Incentive Awards: Our long-term incentive awards drive a long-term perspective and vest over a period of four years. Our performance-based long-term incentive awards are capped and cannot exceed 200% of target levels.

•
Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans and engages a compensation consultant on a bi-annual basis to ensure that our compensation package is consistent with that of our competitors.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and the interests of our stockholders.
•
Clawback Policy: We have the ability to recover excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws in certain circumstances.

•
Stock Ownership Guidelines: Our stock ownership guidelines require our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with our Company.

•
Hedging and Pledging Policy: Our hedging and pledging policy requires our senior management to retain the full risks and rewards associated with owning our common stock with respect to all of the shares they are required to retain.

Our compensation program is designed to motivate our Named Executive Officers and other officers to achieve business objectives that generate strong stockholder returns and to encourage ethical behaviors.
Equity Ownership Guidelines
The Board believes that our directors and executive officers should demonstrate their commitment to and belief in our long-term profitability. Accordingly, each director and executive officer is expected to maintain a significant investment in us through the ownership of our common stock. Stock ownership more closely aligns our directors' and executive officers’ interests and actions with the interests of our stockholders.

We have formal Equity Ownership Guidelines that require the following minimum stock ownership levels:
Non-Employee Directors	5 times annual cash retainer
President/CEO	5 times base salary
CFO/COO/Presidents of the three principal operating subsidiaries	3 times base salary
All other executive officers	1 times base salary
•
Timing: Directors and executive officers have until five years after the date of their appointment as a director or executive officer to acquire the ownership levels discussed above. Officers who are subsequently promoted to an officer level with a higher multiple of base salary will have five years from the date of promotion to acquire any additional shares needed to meet the stock ownership guidelines. Thereafter, directors and officers are expected to retain this level of ownership during their tenure. Compliance will be evaluated on an annual basis as of June 30 of each year.

•	Eligible Forms of Equity:
•	shares owned separately or owned either jointly with, or separately by, his or her immediate family members residing in the same household;
•	shares held in trust for the benefit of the executive officer or immediate family members;
•	shares purchased in the open market;
•	shares purchased through our Employee Stock Purchase Plan;
•	vested and unvested time-based restricted stock or RSUs;
•
vested and unvested performance units, performance-based restricted stock or performance-based RSUs but only to the extent that we recognize compensation expense with respect to such performance units, performance-based restricted stock or performance-based RSUs; and

•	the in-the-money value of vested and unexercised stock options.
As of June 30, 2021, all of our non-employee directors and executive officers have either met the equity ownership guidelines or were within the permitted time period to attain the required ownership.
Report of the Compensation Committee of the Board
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
John D. Chandler, Chair
Martha Z. Carnes
Carlin G. Conner
Liane K. Hinrichs
James H. Miller

EXECUTIVE OFFICER COMPENSATION
The following tables set forth certain information regarding compensation of our Named Executive Officers, or “NEOs”. For fiscal 2021, we have included six NEOs in our compensation tables: our CEO, CFO, COO and three additional NEOs. The executive officers listed below, with the exception of the former president of Matrix North American Construction (“MNAC”) who left the Company during fiscal 2021, were serving as executive officers at June 30, 2021.
On January 4, 2021, as a result of the economic impact of the COVID-19 pandemic and the challenging business environment it created, Mr. Hewitt, our Chief Executive Officer, voluntarily reduced his base salary by 20%. All other NEOs, with the exception of Mr. Turner who left the Company on December 31, 2020, voluntarily reduced their base salaries by 10%. These reductions were effective for six months and ended on June 30, 2021, the end of our fiscal year. Amounts below include the impact of these voluntary base salary reductions.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John R. Hewitt Chief Executive Officer	2021	726,154(1)	—	1,824,456	—	—	—	34,569(5)	2,585,179
	2020	800,000	—	1,602,102	—	100,000	—	39,738	2,541,840
	2019	790,385	—	1,942,043	—	486,509	—	32,537	3,251,474
Alan R. Updyke Chief Operating Officer	2021	476,885(1)	—	631,968	—	—	—	25,848(5)	1,134,701
	2020	464,131	— (2)	901,036	—	50,400	—	38,318	1,453,885
	2019	395,254	—	400,642	—	299,161	—	26,786	1,121,843
Kevin S. Cavanah Chief Financial Officer	2021	453,078(1)	—	594,440	—	—	—	22,561(5)	1,070,079
	2020	475,000	—	532,676	—	44,531	—	28,913	1,081,120
	2019	467,145	—	659,088	—	216,649	—	25,904	1,368,786
Bradley J. Rinehart President—Matrix Service Inc.	2021	396,500(1)	—	371,583	—	—	—	20,237(5)	788,320
	2020	409,894	— (2)	332,973	—	42,397	—	31,865	817,129
Glyn A. Rodgers President—Matrix PDM Engineering	2021	357,692(1)	—	335,202	—	—	—	24,704(5)	717,598
	2020	358,346	— (2)	300,375	—	31,989	—	32,722	723,432
Jason W. Turner Former President— Matrix North American Construction	2021	222,232(1)	—	—	—	—	—	541,033(6)	763,265
	2020	415,685	—	332,973	—	—	—	24,723	773,381
	2019	411,878	—	418,070	—	145,070	—	22,420	997,438
(1)
The base salary of Mr. Hewitt for fiscal 2021 represents six months of his current base salary of $800,000 and six months of 80% of his current base salary. The base salary of Mr. Updyke for fiscal 2021 represents four months of his current base salary of $505,000, six months of 90% of his current base salary and two months of his prior base salary. The base salaries of Messrs. Cavanah, Rinehart and Rodgers for fiscal 2021 represent six months of their current base salaries of $475,000, $415,685 and $375,000, respectively, and six months of 90% of their current base salaries. The base salary of Mr. Turner for fiscal 2021 represents his salary for time worked through his termination date of December 31, 2020.

(2)
In our 2020 Proxy Statement, it was reported that discretionary short-term incentives for Mr. Updyke, Mr. Rinehart and Mr. Rodgers were approved by the Committee. However, in December 2020, after carefully considering several factors, including operating results, the Committee decided against paying out any discretionary bonuses. The table above has been updated accordingly.

(3)
The amounts shown represent the grant date fair value for awards of RSUs to be settled in stock, RSUs to be settled in cash and performance units granted during the period determined in accordance with FASB Accounting Standards Codification ASC Topic 718 – Compensation – Stock Compensation (“ASC718”). A portion of the awards that were granted in fiscal years 2019, 2020 and 2021 are subject to certain market conditions; accordingly, the grant date fair value of these awards is based upon the probable outcome of those conditions. For further information on the assumptions used in the valuation of these awards see Note 1 and Note 10 included in the Notes to Consolidated Financial Statements included in our fiscal 2021 Annual Report on Form 10-K.

(4)
Represents amounts payable to the Named Executive Officer under the annual/short-term incentive compensation plan for the applicable fiscal year's performance and for the cash-based portion of the long-term incentive award that was earned in the applicable fiscal year. In fiscal 2021, no amounts were paid under the cash-based portion of the long-term incentive plan as well as the annual/short-term incentive compensation plan.

(5)
Represents amounts paid by us on behalf of the Named Executive Officer for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan. Life insurance and disability premiums in fiscal 2021 totaled $22,969, $14,880, $12,038, $9,605 and $13,996 for Messrs. Hewitt, Updyke, Cavanah, Rinehart and Rodgers, respectively. Matching contributions to our 401(k) plan in fiscal 2021 totaled $11,600, $10,968, $10,523, $10,632 and $10,708 for Messrs. Hewitt, Updyke, Cavanah, Rinehart and Rodgers, respectively.

(6)
In accordance with his Severance Agreement, Mr. Turner received cash severance in the amount of $476,908, representing one year of base salary and the average of his short-term incentive bonus for the three previous years. Also included are company-paid life insurance and disability premiums totaling $5,081, matching 401(k) contributions of $3,086 and earned, unused Paid Time Off totaling $55,958.

Grants of Plan-Based Awards During Fiscal 2021
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John R. Hewitt	8/24/2020	400,000	800,000	1,420,000(4)	—	—	—	—	—	—	—
	8/24/2020	—	—	—	25,467	101,868	203,736	67,912	—	—	1,824,456
Alan R. Updyke	8/24/2020	187,813	375,625	666,734(4)	—	—	—	—	—	—	—
	8/24/2020	—	—	—	7,502	30,008	60,016	30,008	—	—	631,968
Kevin S. Cavanah	8/24/2020	178,126	356,251	632,346(4)	—	—	—	—	—	—	—
	8/24/2020	—	—	—	7,057	28,226	56,452	28,226	—	—	594,440
Bradley J. Rinehart	8/24/2020	155,882	311,764	553,381(4)	—	—	—	—	—	—	—
	8/24/2020	—	—	—	4,411	17,644	35,288	17,644	—	—	371,583
Glyn A. Rodgers	8/24/2020	140,625	281,250	499,219(4)	—	—	—	—	—	—
	8/24/2020	—	—	—	3,979	15,917	31,834	15,916	—	—	335,202
Jason W. Turner		—	—	—	—	—	—	—	—	—	—
(1)
Represents the number of shares which may be issued pursuant to fiscal 2021 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. The number of shares of common stock received upon vesting of the performance units will range between 0% and 200% of the number of performance units awarded as determined by the three-year Total Shareholder Return on our common stock when compared to the Total Shareholder Return on the common stock of a group of peer companies selected by the Compensation Committee of the Board. The fiscal 2021 performance unit awards are described above under the caption “Compensation Discussion and Analysis”.

(2)
Amounts shown represent service-based RSUs granted to the Named Executive Officers in fiscal 2021. The awards vest in four equal annual installments beginning one year after the grant date subject to the Named Executive Officer's continued employment with us. Half of the RSUs will be settled in stock while the other half will be settled in cash.

(3)
Amounts shown are calculated based upon the grant date fair value calculated in accordance with ASC718. The grant date fair value of the service-based RSUs is calculated by multiplying the number of RSUs awarded by the closing stock price on the date of grant. The grant date fair value of the performance units is calculated using a Monte Carlo model. The model estimated the fair value of the award based on approximately 100,000 simulations of the future prices of our common stock compared to the future prices of our peer companies based on historical volatilities. The model also took into account the expected dividends over the performance period for the peer companies which pay cash dividends. See Notes 1 and 10 of the Notes to the Consolidated Financial Statements included in our fiscal 2021 Annual Report on Form 10-K for a full discussion of our stock-based compensation accounting policies. The specific grant date fair values are as follows:

	Service-Based Awards			Performance-Based Awards
Name	Time-Based Awards (#)	Value per Share ($)	Grant Date Fair Value ($)	Shares at Target (#)	Value per Share ($)	Grant Date Fair Value ($)	Total Grant Date Fair Value ($)
John R. Hewitt	67,912	9.45	641,768	101,868	11.61	1,182,688	1,824,456
Alan R. Updyke	30,008	9.45	583,575	30,008	11.61	348,393	631,968
Kevin S. Cavanah	28,226	9.45	266,736	28,226	11.61	327,704	594,440
Bradley J. Rinehart	17,644	9.45	166,736	17,644	11.61	204,847	371,583
Glyn A. Rodgers	15,916	9.45	150,406	15,917	11.61	184,796	335,202
(4)
The amounts shown are the potential cash incentive compensation awards for each Named Executive Officer under our annual/short-term incentive compensation plan described above under the caption “Compensation Discussion and Analysis”. Actual payouts to the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal Year-End for 2021
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John R. Hewitt	—	—	—	—	125,936	1,322,328	34,510	362,355
Alan R. Updyke	—	—	—	—	63,042	661,941	9,672	101,556
Kevin S. Cavanah	—	—	—	—	47,400	497,700	10,063	105,662
Bradley J. Rinehart	10,600	—	10.19	11/17/2021	29,282	307,461	6,291	66,056
Glyn A. Rodgers	—	—	—	—	22,806	239,463	5,675	59,588
(1)	Based on the closing price of our common stock on June 30, 2021 of $10.50 per share.

The stock awards vest according to the following schedule:
	Number of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Shares	Vest Date	Shares	Vest Date
John R. Hewitt	16,978	8/24/2021(1)	—(3)	8/27/2021
	9,043	8/26/2021(2)	9,043(3)	8/26/2022
	8,346	8/27/2021(2)	25,467(3)	8/24/2023
	14,204	8/29/2021(2)
	16,978	8/24/2022(1)
	9,043	8/26/2022(2)
	8,345	8/27/2022(2)
	16,978	8/24/2023(1)
	9,043	8/26/2023(2)
	16,978	8/24/2024(1)
Alan R. Updyke	7,502	8/24/2021(1)	—(3)	8/27/2021
	2,170	8/26/2021(2)	2,170(3)	8/26/2022
	6,783	8/26/2021(2)	7,502(3)	8/24/2023
	1,659	8/27/2021(2)
	2,860	8/29/2021(2)
	7,502	8/24/2022(1)
	2,170	8/26/2022(2)
	6,782	8/26/2022(2)
	1,658	8/27/2022(2)
	7,502	8/24/2023(1)
	2,170	8/26/2023(2)
	6,782	8/26/2023(2)
	7,502	8/24/2024(1)
Kevin S. Cavanah	7,058	8/24/2021(1)	—(3)	8/27/2021
	3,007	8/26/2021(2)	3,007(3)	8/26/2022
	2,775	8/27/2021(2)	7,056(3)	8/24/2023
	4,604	8/29/2021(2)
	7,056	8/24/2022(1)
	3,007	8/26/2022(2)
	2,775	8/27/2022(2)
	7,056	8/24/2023(1)
	3,006	8/26/2023(2)
	7,056	8/24/2024(1)
Bradley J. Rinehart	4,412	8/24/2021(1)	—(3)	8/27/2021
	1,880	8/26/2021(2)	1,880(3)	8/26/2022
	1,609	8/27/2021(2)	4,411(3)	8/24/2023
	2,782	8/29/2021(2)
	4,412	8/24/2022(1)
	1,879	8/26/2022(2)
	1,609	8/27/2022(2)
	4,410	8/24/2023(1)
	1,879	8/26/2023(2)
	4,410	8/24/2024(1)
Glyn A. Rodgers	3,980	8/24/2021(1)	—(3)	8/27/2021
	1,696	8/26/2021(2)	1,696(3)	8/26/2022
	902	8/27/2021(2)	3,979(3)	8/24/2023
	3,980	8/24/2022(1)
	1,695	8/26/2022(2)
	902	8/27/2022(2)
	3,978	8/24/2023(1)
	1,695	8/26/2023(2)
	3,978	8/24/2024(1)
(1)	Represents 50% vesting of stock-settled RSUs and 50% vesting of cash-settled RSUs.
(2)	Represents vesting of stock-settled RSUs only.

(3)
Represents fiscal 2019, 2020 and 2021 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. If at least threshold performance is achieved, the performance units are paid out in the form of our common stock upon vesting. The number of shares of common stock received for each performance unit will vary from zero to two based on the Total Shareholder Return on our common stock when compared to Total Shareholder Return on common stock of peer companies selected by the Compensation Committee of the Board. The Total Shareholder Return Goals are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00
The performance period (fiscal 2019, 2020 and 2021) for the fiscal 2019 performance unit award has been completed. In August 2021, the Compensation Committee certified that our relative Total Shareholder Return for the performance period was below the amount required for a Threshold payout. Accordingly, the number of shares presented for the fiscal 2019 performance unit award is zero. Based on our relative Total Shareholder Return for fiscal 2020 and 2021 (two-thirds of the performance period for the fiscal 2020 award), the fiscal 2020 award is presented at the Threshold performance level. Based on our relative Total Shareholder Return for fiscal 2021 (one-third of the performance period for the fiscal 2021 award), the fiscal 2021 award is also presented at the Threshold performance level.
Option Exercises and Stock Vested During Fiscal 2021
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John R. Hewitt	—	—	101,377	925,425
Alan R. Updyke	—	—	20,806	186,296
Kevin S. Cavanah	16,850	36,898	33,008	301,263
Bradley J. Rinehart	—	—	20,993	192,365
Glyn A. Rodgers	—	—	2,599	22,730
Jason W. Turner	—	—	21,348	194,897
(1)
The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.

(2)
The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed. The stock awards that vested in fiscal 2021 relate to service-based and performance-based awards and were as follows:

	Service-Based Awards		Performance-Based Awards		Total
Name	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)
John R. Hewitt	40,752	367,069	60,625	558,356	101,377	925,425
Alan R. Updyke	14,702	130,078	6,104	56,218	20,806	186,296
Kevin S. Cavanah	13,355	120,259	19,653	181,004	33,008	301,263
Bradley J. Rinehart	9,119	83,006	11,874	109,360	20,993	192,365
Glyn A. Rodgers	2,599	22,730	—	—	2,599	22,730
Jason W. Turner	8,547	77,000	12,801	117,897	21,348	194,897
The performance-based awards that vested in fiscal 2021 were the fiscal 2018 performance unit awards that were based on relative Total Shareholder Return from fiscal 2018 through the end of fiscal 2020. Our performance over the vesting period was in the 54th percentile; therefore, 106.7% of the target performance was earned.
Potential Payments Upon Termination or Change of Control
We have entered into Change of Control/Severance Agreements with all of our NEOs. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.

Under these agreements, payment of benefits may occur under two circumstances:
•
If we experience a “Change of Control” and the executive suffers an “Adverse Event” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following the Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.
“Change of Control” means (i) the acquisition by any “person” or “group” (as defined pursuant to Section 13(d) under the Securities Exchange Act) of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of in excess of 35% of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); (ii) during any one (1) year period, individuals who at the beginning of such period constituted the Board of the Company (the “Board”) (together with any new directors whose election by the Board or nomination for election by our stockholders was approved by a vote of at least two-thirds (2/3) of our directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the members of the Board; (iii) consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in our Voting Securities outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting stock of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), more than fifty percent (50%) of the total voting power represented by the voting stock of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; (iv) a “change in the ownership of a substantial portion of the assets” of the Company as these terms are defined under Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements or (v) our stockholders approve a plan of complete liquidation or an agreement for our sale or disposition (in one transaction or a series of related transactions) of all or substantially all of our assets to any Person.
“Cause” means, with reference to a severance event, that the executive has been severed from employment with us because of the executive’s theft of our property, embezzlement or dishonesty that results in harm to us; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect; conviction of a felony or pleading nolo contendere to a felony charged under state or federal law; or willful violation of our policy. A determination by our Board that an event constituting “Cause” under this Agreement has occurred is binding.
“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.
In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.

In the event an executive suffers an Adverse Event or is terminated from employment for reasons other than Cause, each within 24 months of a Change of Control, benefits are paid as follows:
•
Messrs. Hewitt, Updyke and Cavanah – Paid an amount equal to two years of base salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of long-term incentive awards vest and restrictions on such benefits lapse in accordance with the change of control vesting provisions set forth in the award agreements governing such long-term incentive awards.

•
Messrs. Rinehart and Rodgers – Paid an amount equal to one and one-half years of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All long-term incentive awards vest and restrictions on such benefits lapse in accordance with the change of control vesting provisions set forth in the award agreements governing such long-term incentive awards.

Beginning with the fiscal 2021 equity awards, under our new form of long-term incentive award agreement, accelerated vesting of awards will occur only upon a double-trigger consisting of either (i) a change of control and one of several other occurrences, including the termination of a Named Executive Officer not for cause or if the Named Executive Officer suffers an adverse event in connection with or within two years of the change of control or (ii) a change of control in which the successor company elects not to assume or replace the award with an award of equal value.
In the absence of a Change of Control, in the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:
•	Mr. Hewitt – Paid an amount equal to one year of base salary plus bonus compensation in an amount equal to his target short-term incentive payout, which is currently 100% of base salary.
•	Messrs. Updyke, Cavanah, Rinehart and Rodgers – Paid an amount equal to one year of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years.
Benefits will be paid in the calendar year the triggering event occurs and, generally, within thirty days of the date of the triggering event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2021 termination date and, where applicable, using the closing price of our common stock on June 30, 2021 of $10.50. These amounts are estimates only. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from our employment.
	Change of Control with Adverse Event or Termination for Reasons Other than Cause				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement	Death, Disability or Change of Control (No Adverse Event)
Name	Salary Severance ($)(1)	Annual/ Short-Term Incentive Plan Severance ($) (2)	Value of Stock Options That Would Vest ($)(3)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($)(4)	Salary Severance ($)(5)	Non- Equity Incentive Plan Severance ($)(6)	Value of Stock Options That Would Vest ($)(3)	Value of RSUs and Performance Units for Which Restrictions Would Lapse ($)	No Contractual Benefits	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse(7)	Value of Stock Options That Would Vest ($)(3)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($)(4)	Maximum Potential Payments
John R. Hewitt	1,600,000	195,503	—	3,788,940	800,000	800,000	—	—	—	2,067,814	—	3,788,940	5,584,443
Alan R. Updyke	1,010,000	116,520	—	1,297,841	505,000	116,520	—	—	—	—	—	1,297,841	2,424,361
Kevin S. Cavanah	950,000	87,060	—	1,258,571	475,000	87,060	—	—	—	—	—	1,258,571	2,295,631
Bradley J. Rinehart	623,528	19,434	—	777,800	415,685	19,434	—	—	—	—	—	777,800	1,420,762
Glyn A. Rodgers	562,500	49,252	—	640,707	375,000	49,252	—	—	—	—	—	640,707	1,252,459
(1)
Represents payment of one and one-half years of base salary for Messrs. Rinehart and Rodgers or two years of base salary for Messrs. Hewitt, Updyke and Cavanah for the event specified based on base salary as of June 30, 2021.

(2)	Represents payment of annual/short-term incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the previous three calendar years.
(3)
Represents the value the Named Executive Officer would realize upon the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on June 30, 2021, multiplied by the number of nonvested stock options at June 30, 2021.

(4)
Represents the value the Named Executive Officer would realize upon the lapsing of restrictions on RSUs settled in stock, RSUs settled in cash, performance units and cash LTI awards due to the specified event. The value shown is the number of unvested RSUs and performance units, assuming a target performance level, at June 30, 2021 multiplied by the market price of common stock at the close of business on June 30, 2021 plus the value of the unvested cash LTI awards, which are also assumed to vest based at the target level of performance.

(5)	Represents payment of one year of base salary for the event specified based on base salary as of June 30, 2021.
(6)
Represents 100% of annual salary for Mr. Hewitt. For Messrs. Updyke, Cavanah, Rinehart and Rodgers, the amount represents payment of annual/short-term incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the previous three calendar years.

(7)
Represents the value Mr. Hewitt would realize upon the lapsing of restrictions on RSUs settled in stock, performance units and cash LTI awards due to his retirement. The value shown is the value of RSUs settled in stock that would vest, the value of performance units that would vest (assuming a target performance level) and cash LTI awards that would vest (assuming a target performance level). For RSUs settled in stock and performance units, the value represents the shares received multiplied by the market price of common stock at the close of business on June 30, 2021. Messrs. Updyke, Cavanah, Rinehart and Rodgers were not eligible for retirement at June 30, 2021.

While the Change of Control definition was changed with the fiscal 2021 equity awards to reflect the move from “single-trigger” to “double-trigger” stock vesting in the event of a Change of Control, the general severance benefits for Officers had not been reviewed against competitive market practices for several years. In February 2021, the Compensation Committee authorized Meridian, its outside executive compensation consultant, to conduct a market review of our Change of Control/Severance Agreements to ensure our benefits were competitive. Based upon the results of the market study, the Committee approved changes to the Change of Control and recommended a general severance plan. At the Committee's recommendation, the Board of Directors approved a General Severance Protection Plan for all Officers that aligns with the market, our peers and best practice. The updated Change of Control and Severance benefits for NEOs were approved on September 10, 2021, will be implemented prospectively and are included in the table below:
	General Severance		Change of Control Design
Executive	Payout Multiple	Payout Definition	Protection Window	Payout Multiple	Payout Definition
CEO	2x	Base	24 months	2x	(Base + Target Bonus)
COO	1.5x	Base	24 months	2x	(Base + Target Bonus)
CFO	1.5x	Base	24 months	2x	(Base + Target Bonus)
Business President	1.5x	Base	24 months	1.5x	(Base + Target Bonus)

There are no other agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.
Executive Separation
In connection with his termination on December 31, 2020, and in accordance with his long-term incentive award agreements, Mr. Turner forfeited a total of 12,105 restricted share units that vest based on the passage of time. He also forfeited all outstanding market-based performance share units and cash-based long-term incentive performance awards.
In accordance with his Severance Agreement, Mr. Turner received cash severance in the amount of $476,908, representing one year of base salary and the average of his short-term incentive bonus for the three previous years.
CEO Pay Ratio
For the year ended June 30, 2021, our last completed fiscal year:
•	the median of the annual total compensation of all employees (other than our CEO) was $82,267;
•	the annual total compensation of our CEO was $2,585,179; and
•	based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 31 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.
We determined that, as of June 30, 2020, our employee population consisted of 2,780 individuals working at the Company and its consolidated subsidiaries, 2,533 of whom were U.S. employees and 247 of whom were non-U.S. employees.
As permitted under SEC rules, for purposes of identifying our median employee, we excluded 40 non-U.S. employees, or approximately 1.4% of our total employee population. Eight of the excluded employees were located in Australia, and 32 were located in South Korea. After this adjustment, our employee population consisted of 2,740 individuals.
We are required to identify our median employee only once every three years provided that there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. For this year's pay ratio disclosure, we intended to use the same median employee identified in June 2020. However, we believe it is no longer appropriate to use the original median employee as that median employee was promoted and received a 26.6% increase in total compensation. Instead, we elected to use another employee from June 30, 2020 whose compensation is substantially similar to the original median employee based on the compensation measure used to select the original median employee.
Using a consistently applied compensation measure, which included base pay, overtime, and short-term incentives but excluded the value of health and welfare benefits, we ranked our employees from the highest paid to the lowest paid. Our employee population was evaluated as of June 30, 2020, and reflects compensation paid from July 1, 2019 through June 30, 2020. We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency to our Canadian employees. We did not use any cost of living adjustments.
Where allowed under SEC rules, we have annualized compensation through June 30, 2020 for employees newly hired after July 1, 2019.
Based on the above determination, our median employee's total annual compensation (calculated in accordance with Item 402(c) of Regulation S-K) was $82,267. Our CEO's total annual compensation (calculated in accordance with Item 402(c) of Regulation S-K and as reported in the Summary Compensation Table) was $2,585,179. The resulting ratio was 31:1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules using the data and assumptions summarized above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL NUMBER 3:
Advisory Vote to Approve Named Executive Officer Compensation
As required by SEC rules, we are seeking an advisory vote from our stockholders to approve our Named Executive Officer compensation, as set forth below.
We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement, which disclosures include the disclosures under the caption “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. We are open to receiving feedback from stockholders on executive compensation and currently provide stockholders with the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers every year.
As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.
Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board unanimously recommends a vote “For” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.
The Board welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
We employ our director James H. Miller's son as an attorney in our Legal Department. He received a salary of less than $250,000 in fiscal year 2021 with short-term and long-term incentives in line with his position. His son was one of our full-time employees prior to Mr. Miller's appointment to our Board of Directors in May 2014. The Board has carefully considered this relationship and concluded it does not impair Mr. Miller's independence.
Review, Approval or Ratification of Transactions with Related Persons
Our Corporate Governance Guidelines, which are available on the Corporate Governance page in the Investor Relations section of our website, matrixservicecompany.com, provide that we shall conduct an appropriate review of all transactions with related persons (those transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K) for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board.
In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:
•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction;
•	the significance of the transaction to the related person;
•	the significance of the transaction to us;
•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and
•	any other matters the Audit Committee deems appropriate.
Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of August 31, 2021, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.
Identity of Beneficial Owner	Shares Beneficially Owned	Calculated Ownership %(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,347,439(2)	16.3%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	1,820,534(3)	6.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,647,657(4)	6.2%
Jim W. Mogg	43,303	*
James H. Miller	35,095	*
John D. Chandler	18,573	*
Martha Z. Carnes	18,017	*
Liane K. Hinrichs	11,122	*
Carlin G. Conner	—	*
John R. Hewitt	288,181	1.1%
Alan R. Updyke	47,728	*
Kevin S. Cavanah	81,696	*
Bradley J. Rinehart	62,899(5)	*
Glyn A. Rodgers	6,014	*
Jason W. Turner	49,802	*
All directors, director nominees and executive officers as a group (15 persons)	749,756(5)	2.8%
*	Indicates ownership of less than one percent of the outstanding shares of common stock.
(1)
Shares of common stock which were not outstanding but which could be acquired by an executive officer upon vesting of a restricted stock unit or upon exercise of an option within 60 days of August 31, 2021 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)
Information is as of December 31, 2020 and is based on the Schedule 13G/A dated January 25, 2021 filed by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock has sole voting power over 4,280,779 shares and sole dispositive power over all of the shares shown.

(3)
Information is as of December 31, 2020 and is based on the Schedule 13G/A dated February 16, 2021 filed by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is a registered investment adviser. Dimensional has sole voting power over 1,728,229 shares and sole dispositive power over all of the shares shown.

(4)
Information is as of December 31, 2020 and is based on the Schedule 13G/A dated February 8, 2021 filed by The Vanguard Group (“Vanguard”). Vanguard is a registered investment advisor. Vanguard has sole dispositive power over 1,622,106 shares, shared voting power over 18,935 shares and shared dispositive power over 25,551 shares.

(5)
Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after August 31, 2021: Mr. Rinehart – 10,600 shares; 15 directors and executive officers as a group – 15,150 shares.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information concerning our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of June 30, 2021.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	1,300,257	$10.19	1,769,487
Equity compensation plans not approved by stockholders	—	N/A	—
Total	1,300,257	$10.19	1,769,487(3)
(1)
Includes 591,879 RSUs and 688,828 performance units, which have no exercise price. The amount included assumes that target level performance is achieved under outstanding performance units for which performance has not yet been determined. Also includes 19,550 share options with an exercise price of $10.19.

(2)	Excludes the shares issuable upon the vesting of RSUs and performance units for which there is no weighted-average exercise price.
(3)
Represents the total number of shares available for issuance under the Matrix Service Company 2020 Stock and Incentive Compensation Plan. Of the 1,769,487 shares available for issuance, all may be awarded as stock options, stock appreciation rights, restricted stock, RSUs, performance shares or performance units.

PROPOSALS OF STOCKHOLDERS
A proposal of a stockholder intended to be presented at our 2022 Annual Meeting of Stockholders must be received at our principal executive offices no later than May 26, 2022, if the proposal is to be considered for inclusion pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), in our proxy statement and proxy card for such meeting.
In accordance with the Bylaws, any stockholder who intends to present a proposal at our 2022 Annual Meeting of Stockholders and has not sought inclusion of the proposal in our proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Corporate Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of such annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us.

OTHER MATTERS
Matters That May Come Before the Annual Meeting
The Board knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named as proxies (or their substitutes) will vote thereon in accordance with their best judgment. The persons named as proxies will have discretionary authority to take action with respect to any additional matters that may come before the meeting.
Availability of Form 10-K
A copy of our Annual Report on Form 10-K may be found by visiting our website at matrixservicecompany.com.
Householding of Proxy Materials
We have adopted a process called “householding” for mailing proxy materials in order to reduce printing and mailing expenses. The SEC householding rules allow us to deliver a single Notice of Internet Availability to stockholders of record who share the same address. If you share an address with another stockholder and have received only one Notice of Internet Availability, but you would prefer to continue receiving a separate Notice of Internet Availability, you may request a separate copy of the Notice of Internet Availability at no cost to you by writing to our Corporate Secretary at 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135, or by calling (918) 838-8822. Alternatively, if you are currently receiving multiple copies of the Notice of Internet Availability at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.
If you are a beneficial owner, the bank, broker or other holder of record may deliver only one copy of the Notice of Internet Availability to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Notice of Internet Availability, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Notice of Internet Availability and wish to receive a single copy in the future should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.
Forward-Looking Statements
Certain statements contained in this Proxy Statement are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words “believes,” “intends,” “expects,” “anticipates,” “projects,” “estimates,” “predicts” and similar expressions. These forward-looking statements include, among others, such things as:
•	our ability to generate sufficient cash from operations, access our credit facility, or raise cash in order to meet our short and long-term capital requirements;
•	the impact to our business of changes in crude oil, natural gas and other commodity prices;
•	the impact to our business of the COVID-19 pandemic;
•	amounts and nature of future project awards, revenue and margins from each of our segments;
•	the likely impact of new or existing regulations or market forces on the demand for our services;
•	our expectations with respect to the likelihood of a future impairment;
•	expansion and other trends of the industries we serve; and
•	our ability to comply with the covenants in our Credit Agreement.
These statements are based on certain assumptions and analyses we made in light of our experience and our historical trends, current conditions and expected future developments as well as other factors we believe are appropriate. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including the risk factors described in Item 1A of our fiscal 2021 Annual Report on Form 10-K and the following:
•	economic, market or business conditions in general (including the length and severity of the COVID-19 pandemic) and in the oil, natural gas, power, agricultural and mining industries in particular;
•	the transition to renewable energy sources and its impact on our current customer base;
•	the under- or over-utilization of our work force;
•	delays in the commencement or progression of major projects, whether due to COVID-19 concerns, permitting issues or other factors;
•
reduced creditworthiness of our customer base and the higher risk of non-payment of receivables due to volatility of crude oil, natural gas, and other commodity prices to which our customers' businesses are affected;

•	the inherently uncertain outcome of current and future litigation;
•	the adequacy of our reserves for claims and contingencies;
•	changes in laws or regulations, including the imposition, cancellation or delay of tariffs on imported goods; and
•	other factors, many of which are beyond our control.
Consequently, all of the forward-looking statements made in this proxy statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business operations. We assume no obligation to update publicly, except as required by law, any such forward-looking statements, whether as a result of new information, future events or otherwise.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on November 2, 2021
Stockholders may view this proxy statement, the proxy card and our 2021 Annual Report to Stockholders over the Internet at www.proxyvote.com and by accessing our website at matrixservicecompany.com. Information on our website does not constitute a part of this proxy statement.
By Order of the Board,

Justin D. Sheets
Vice President, General Counsel and Corporate Secretary
September 23, 2021
Tulsa, Oklahoma

BOARD OF DIRECTORS

Jim W. Mogg
Board Chair

John R. Hewitt
President and
Chief Executive Officer

Martha Z. Carnes
Chair of Audit Committee

John D. Chandler
Chair of Compensation
Committee

Carlin G. Conner
Director

Liane K. Hinrichs
Chair of Nominating
and Corporate Governance
Committee

James H. Miller
Director

EXECUTIVE OFFICERS

John R. Hewitt
President and
Chief Executive Officer

Kevin S. Cavanah
Vice President and
Chief Financial Officer

Alan R. Updyke
Vice President and Chief Operating
Officer and Interim President, Matrix NAC

Nancy E. Austin
Vice President and
Chief Administrative Officer

Rick J. Bennett
Vice President and
Chief Information Officer

Bradley J. Rinehart
President,
Matrix Service

Glyn A. Rodgers
President,
Matrix PDM Engineering

MATRIX PDM ENGINEERING

MATRIX NAC

MATRIX SERVICE

MATRIX APPLIED TECHNOLOGIES

Matrix Service Company is an Equal Opportunity/Affirmative Action employer and does not discriminate against any employee or applicant for employment because of race, color, religion, gender, sexual orientation, national origin, age, genetic information, disability, veteran status, marital status, or any other legally protected characteristic or category.

MATRIX SERVICE COMPANY

5100 E. SKELLY DR., STE. 100 | TULSA, OK 74135
MATRIXSERVICECOMPANY.COM

NASDAQ: MTRX

MATRIX SERVICE COMPANY
5100 EAST SKELLY DRIVE
SUITE 100
TULSA, OK 74135

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 11/01/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MTRX2021**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 11/01/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Martha Z. Carnes	☐	☐	☐
1b. John D. Chandler	☐	☐	☐
1c. Carlin G. Conner	☐	☐	☐
1d. John R. Hewitt	☐	☐	☐
1e. Liane K. Hinrichs	☐	☐	☐
1f. James H. Miller	☐	☐	☐
1g. Jim W. Mogg	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2022.	☐	☐	☐
3. Advisory vote on named executive officer compensation.	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

NY20000423 x1 001

0000519932_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

MATRIX SERVICE COMPANY
Annual Meeting of Stockholders
November 2, 2021 11:00 AM Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kevin S. Cavanah and John R. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM Central Time on November 2, 2021 at www.virtualshareholdermeeting.com/MTRX2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

NY20000423 x1 002

0000519932_2 R1.0.0.177